Exhibit 10.15

Execution Version

FIRST AMENDED AND RESTATED REVOLVING CREDIT, DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDED AND RESTATED REVOLVING CREDIT, DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 14, 2020, is entered into by and among Sweetgreen, Inc., a Delaware corporation (“Borrower”), the entities that become parties hereto as guarantors pursuant to Section 4.1(g) (each, a “Guarantor” and, collectively, the “Guarantors”), and EAGLEBANK (“Lender”).

WHEREAS, Borrower and Lender are parties to that certain Revolving Credit and Security Agreement, dated as of December 6, 2017, as amended on June 8, 2020 and on September 23, 2020 (the “Original Loan Agreement”), pursuant to which Lender made available to Borrower a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to Fifteen Million Dollars ($15,000,000) (the “Current Facility Cap”);

WHEREAS, Borrower and Lender wish to amend and restate the Original Loan Agreement in order to, inter alia, reflect an increase to the Current Facility Cap, and to reflect the addition of a new term loan tranche to be available in one or more draws (the “Term Loan”) in an original aggregate maximum principal amount of Ten Million dollars ($10,000,000) (the “Term Loan Commitment”);

WHEREAS, Borrower has requested that Lender make available to Borrower (i) the Revolving Facility, the proceeds of which shall be used by Borrower for working capital needs in connection with the operation and expansion of its business and for any other lawful purpose permitted under this Agreement, and (ii) the Term Loan, the proceeds of which shall be utilized in connection with the construction of leasehold improvements at 3101 Exposition Boulevard, Los Angeles, California 90018; and

WHEREAS, Lender is willing to make the Revolving Facility and the Term Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, and intending to be legally bound, Borrower and Lender hereby agree as follows:

I.	DEFINITIONS

1.1 General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms defined in Section 1.2 below and Annex I hereto shall have the meanings given such terms in Section 1.2 and Annex I, which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified in Section 1.2, any agreement, contract or instrument referred to in Section 1.2 shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Section 1.2, Annex I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP; provided that, notwithstanding stated otherwise, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any lease obligation recorded pursuant to the adoption of FASB ASU No. 2016-02, Leases (Topic 842), to the extent such obligation would not have been recorded as a Capital Lease Obligation prior to adoption. References herein to “Eastern Time” shall mean eastern standard time or eastern daylight savings time as in effect on any date of determination in the eastern United States of America. The recitals to this Agreement are incorporated into and shall constitute a part of this Agreement.

1.2 Definitions

“Accounts” shall mean all “accounts” as defined in Section 9-102 of the UCC.

“Account Debtor” shall mean “account debtor” as defined in Section 9-102 of the UCC.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower under any Loan Document shall be an Advance for purposes of the Agreement.

“Affiliate” shall mean, as to any Person (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) any other Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above with respect to such Person, (c) any other Person which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of fifty percent (50%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person and (d) in the case such Person is an individual, any other Person who is an immediate family member, spouse or lineal descendant of individuals of such Person or any Affiliate of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary. Notwithstanding anything herein to the contrary, in no event shall Lender be considered an “Affiliate” of Borrower.

“Agreement” shall have the meaning given such term in the preamble.

“Amended and Restated Trademark Security Agreement” is that certain Trademark Security Agreement substantially in the form of Exhibit A.

“Anti-Corruption Laws” shall mean all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” shall mean all laws, rules and regulations concerning or relating to terrorism or money laundering including, without limitation, all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended by Title III of the Patriot Act, the Trading with the Enemy Act, all executive orders related to terrorist financing and other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Applicable IP Office” shall mean the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“Applicable Margin” shall mean 2.90%.

“Applicable Rate” shall have the meaning given such term in Section 3.1.

“Assignee Register” shall have the meaning given such term in Section 15.2(c).

“Bank Product or Bank Products” shall mean any one or more of the following types of services or facilities extended to any of the Loan Parties by Lender, or by or through services provided by a third party engaged by Lender for the purposes thereof, together with any obligations of Lender to any such third party: (a) credit, debit or payment cards (including cardless e-payable services); (b) ACH transactions; (c) cash management, including overdraft and controlled disbursement services; and (d) hedging agreements entered into by Lender.

“Bank Secrecy Act” shall mean the Currency and Foreign Transactions Reporting Act, as amended.

“Benchmark” shall mean, initially, LIBOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (a) of Section 3.4.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Lender as of the Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR or, if Lender determines that Term SOFR for the applicable Corresponding Tenor cannot be determined, Next Available Term SOFR, and (ii) the Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the Benchmark Replacement Adjustment; or

(c) the sum of: (i) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (B) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (ii) the Benchmark Replacement Adjustment; provided that, in the case of clauses (a) and (b) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Lender in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean (a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Lender as of the Benchmark Replacement Date: (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; and (ii) the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to USD LIBOR for the Corresponding Tenor; and (b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body at such time, or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) In the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or (c) in the case of an Early Opt-in Election, the fifth (5th) Business Day after the Rate

Election Notice is provided to Borrower. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement pursuant to clauses (a) or (b) of the definition of “Benchmark Replacement Date,” the period (a) beginning at the time that such Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document in accordance with the Section 3.4 titled “Effect of Benchmark Transition Event” and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document in accordance with Section 3.4.

“Borrower” shall have the meaning given such term in the preamble.

“Borrowing Date” shall the mean the date requested for a borrowing hereunder by Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP as currently in effect (for the avoidance of doubt, excluding real estate leases).

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, having maturities of not more than one (1) year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;(c) commercial paper maturing no more than one (1) year after its creation and having one of the two highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (d) certificates of deposit having maturities of not more than one (1) year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (e) repurchase agreements entered into by any Person with a commercial bank described in clause (d) above (including any of the Lenders) for direct obligations issued or fully guaranteed by the United States; (f) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and (g) shares of any money market mutual fund that: (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above; (ii) has net assets of not less than $2,000,000,000; and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean, with respect to Borrower, the occurrence of any of the following: (a) a merger, consolidation, reorganization, recapitalization or share exchange, sale or transfer or any other transaction or series of transactions in which its equityholders immediately prior to such transaction or series of transactions receive, in exchange for the Equity Interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, such equityholders hold less than fifty percent (50%) of the voting Equity Interests of the resulting or surviving entity or such Affiliate thereof, (b) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, or (c) the replacement of a majority of the board of directors of Borrower over a one-year period from the directors who constituted the board of directors of Borrower at the beginning of such period and solely to the extent such replacement shall not have been approved by a vote of at least a majority of the board of directors of Borrower then still in office who either are members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved. Notwithstanding anything to the contrary hereunder, the issuance of Equity Interests in an initial public offering or to venture capital or private equity firms in connection with a bona fide round of equity financing (including the conversion of Indebtedness in connection with such equity financing) for capital raising purposes shall not be deemed a “Change of Control,” provided, however, solely with respect to any of such issuance of Equity Interests that constitutes a Regulatory Review Transfer, Lender has received, if required, Due Diligence Information or such other documentation and information that has been reasonably requested in advance by Lender in accordance with Section 15.11 prior to such issuance for purposes of Lender’s confirmation of compliance with Regulatory Requirements.

“Chattel Paper” shall mean “chattel paper” as defined in Section 9-102 of the UCC, whether tangible or electronic.

“Closing” shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the Closing.

“Closing Date” shall mean December 14, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral” shall mean, all personal and fixture property of every kind and nature (except as set forth in Section 4.1(b)) of Borrower (or, if referring to another Person, such Person), including, without limitation:

(i)	Accounts;

(ii)	Documents;

(iii)	Chattel Paper;

(iv)	Commercial Tort Claims;

(v)	Deposit Accounts;

(vi)	General Intangibles (including, but not limited to Payment Intangibles and Intellectual Property);

(vii)	Goods;

(viii)	Fixtures;

(ix)	Instruments;

(x)	Intellectual Property

(xi)	Investment Property;

(xii)	Letter-of-Credit Rights;

(xiii)	Software;

(xiv)	Supporting Obligations;

(xv)	Licenses;

(xvi)	rights to the payment of money, contracts, contract rights, books and records, insurance claims and proceeds; and

(xvii)	all proceeds and products of the foregoing.

“Commercial Tort Claims” shall mean “Commercial Tort Claims” as defined in Section 9-102 of the UCC.

“Compliance Certificate” shall have the meaning given such term in Section 8.1(a).

“Collateral Account” is any Deposit Account, Securities Account or Commodity Account.

“Commodity Account” is any “commodity account” as defined in Section 9-102 of the UCC.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or a Guarantor maintains a Deposit Account or the securities or commodity intermediary at which Borrower or Guarantor maintains a Securities Account or a Commodity Account pursuant to which Lender obtains control (within the meaning of the UCC) over such Deposit Account, Securities Account or Commodity Account.

“Corresponding Tenor” shall mean, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor with respect to the then-current Benchmark.

“Current Facility Cap” shall have the meaning given such term in the recitals.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable federal and state liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Default Rate” shall mean at any time the Applicable Rate in effect at such time plus three percent (3%) per annum.

“Deposit Accounts” shall mean “deposit accounts” as defined in Section 9-102 of the UCC.

“Direct Regulatory Review Transfer” shall mean a transfer of a direct ownership interest in Borrower.

“Distribution” shall mean any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) in respect of any Equity Interests.

“Documents” shall mean “documents” as defined in Section 9-102 of the UCC.

“Due Diligence Information” shall have the meaning given such term in Section 15.11.

“Early Opt-in Election” shall mean the occurrence of: (a) a notification by Lender to Borrower that at least ten (10) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR Rate or, Term SOFR plus a Benchmark Replacement Adjustment (and such syndicated or bilateral credit facilities are identified in such notice and are publicly available for review) and (b) the election by Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to Borrower (the “Rate Election Notice”).

“Environmental Laws” shall mean, collectively and each individually, any and all Federal, state, foreign, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, or human health or safety.

“Equipment” shall mean “equipment” as defined in Section 9-102 of the UCC.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable (but excluding any convertible notes or other debt instruments with convertible features provided that conversion rights or conversion features have not been exercised) for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of §4001 of ERISA or is part of a group that includes a Borrower and that is treated as a single employer under §414 of the Code.

“Event of Default” shall mean the occurrence of any event set forth in Article XI.

“Facility Cap” shall mean Thirty-Five Million Dollars ($35,000,000).

“Federal Reserve” shall mean the Federal Reserve Bank of the United States.

“Fixtures” shall mean “Fixtures” as defined in Section 9-102 of the UCC.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on, and as consistently applied by Borrower on, the Closing Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the U.S. Securities and Exchange Commission.

“General Intangibles” shall mean “general intangibles” as defined in Section 9-102 of the UCC.

“Goods” shall mean “goods” as defined in Section 9-102 of the UCC, including Inventory, Equipment and any accessions thereto.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean those Material Subsidiaries that become signatory to the Secured Guaranty and Pledge Agreement from time to time.

“Hazardous Substances” shall mean, (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit or bankers acceptances, (c) all Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and not outstanding more than ninety (90) calendar days after the date such payable was created), (f) all net obligations owing under hedging agreements and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Person” shall have the meaning given such term in Section 15.4.

“Indirect Regulatory Review Transfer” shall mean a transfer of an indirect interest in an entity (including, for example and without limitation, a corporation that owns a percentage interest in a partnership, which partnership in turn owns a percentage interest in a limited liability company, which limited liability company in turn is Borrower).

“Instrument” shall mean “instrument” as defined in Section 9-102 of the UCC, including Promissory Note(s).

“Insured Event” shall have the meaning given such term in Section 15.4.

“Intellectual Property” shall mean all worldwide intellectual property of Borrower and all rights thereto, including (a) all copyright rights, copyright applications, copyright registrations and like protections in each original work of authorship and derivative work of Borrower, whether published or unpublished, including all designs, operating manuals and computer software programs (including source codes and object codes), (b) all of Borrower’s domestic and foreign patents, patent applications and like protections, including all improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, (c) all of Borrower’s domestic and foreign trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby and (d) all of Borrower’s manuals, data, databases, customer lists, formulae, methods, processes, procedures, trade secret rights and rights to unpatented inventions.

“Inventory” shall mean all “inventory” as defined in Section 9-102 of the UCC.

“Investment” shall mean any beneficial ownership in any Person (including stock, partnership interests or other securities) and any loan, advance or capital contribution to any Person.

“Investment Property” shall mean “investment property” as defined in Section 9102 of the UCC.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“Letter of Credit Rights” shall mean “letter of credit rights” as defined in Section 9-102 of the UCC, whether or not the letter of credit is evidenced by a writing.

“LIBOR Rate” shall mean relative to any LIBOR interest period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested Loan for a term coextensive with the designated interest period with the offered rate being the One Month London Inter-Bank Rate as reported in the Wall Street Journal zero (0) London Banking Days prior to the first day of the calendar month. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. Accordingly, the interest rate payable under this Agreement will reset per the re-set period of the LIBOR Rate adopted for the Loan; upon request, Lender will advise Borrower of the current rate. The index is not necessarily the lowest rate charged by Lender. For the purposes hereof, the term “London Banking Day” shall mean any day on which dealings in US dollar deposits are transacted in the London interbank market. If the LIBOR Rate determined as provided above would be less than zero, then such rate shall be deemed to be zero.

“Licenses” shall mean, collectively, copyright licenses, trademark licenses and any other license providing for the grant by or to Borrower of any right under any Intellectual Property as listed on Schedule 7.11.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof) or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility and the Term Loan.

“Loan Documents” shall mean, collectively and each individually, this Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with this Agreement or the Loans, as the same may be amended, modified or supplemented from time to time.

“Loan Party” shall mean Borrower and each Guarantor.

“London Banking Day” shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Material Adverse Effect” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral, taken as a whole; (b) any circumstances, state of facts or matters, individually or in the aggregate, which would reasonably be expected to have a material adverse effect on the business, operations or financial condition or results of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any material portion of the Obligations.

“Material Contract(s)” shall mean any written contract or other arrangement, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” is any Subsidiary of Borrower with assets in excess of Five Million Five Hundred Thousand Dollars ($5,500,000), as determined in good faith by Borrower.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Next Available Term SOFR” shall mean, at any time, Term SOFR for the longest tenor that can be determined by Lender that is shorter than the applicable Corresponding Tenor.

“Note” or “Notes” shall mean any promissory note or notes issued pursuant to Section 2.13(d) substantially in the form of Exhibit B and Exhibit C.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Loan Parties to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to any Loans (whether or not evidenced by a Note) or other Indebtedness to Lender, including, without limitation, Bank Products, all principal, interest, applicable fees, charges and expenses and all amounts paid or advanced by Lender on behalf of or for the benefit of Borrower for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“OFAC” shall have the meaning given such term in Section 7.10(b).

“Organizational and Good Standing Documents” shall mean, for any Person (a) a copy of the certificate of incorporation or formation (or other like organizational document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person, (b) a copy of the bylaws or similar organizational documents certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Person, (c) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person and (d) copies of the resolutions of the board of directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, certified by an authorized officer of such Person as of the Closing Date.

“Original Loan Agreement” shall have the meaning given such term in the recitals.

“Participant” shall have the meaning given such term in Section 15.2(c).

“Participant Register” shall have the meaning given such term in Section 15.2(c).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Intangible” shall mean “payment intangible” as defined in Section 9-102 of the UCC.

“Perfection Certificate” is defined in Section 7.1(b).

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

“Permitted Acquisitions” shall mean the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than 50% of the Equity Interests with ordinary voting power of another Person or (b) all or substantially all of the property (other than Equity Interests) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person; provided that (i) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such acquisition or purchase, (ii) the aggregate amount of the consideration (or, in the case of consideration consisting of assets, the fair market value of the assets) paid by Borrower and its Subsidiaries shall not exceed Five Million Dollars ($5,000,000) on a cumulative basis for all such Permitted Acquisitions to the date hereof; provided that any consideration paid in the form of Equity Interests shall be excluded for the purpose of calculating the aggregate amount of consideration under this clause (ii), (iii) Borrower would be in compliance with the financial covenant set forth in Annex I for the most recent calculation period and as of the last day thereof, if such Permitted Acquisition had been completed on the first day of such calculation period, (iv) not less than five Business Days prior to the consummation of such proposed acquisition, Borrower shall deliver to Lender, a Compliance Certificate of Borrower setting forth in reasonable detail calculations demonstrating compliance with the conditions set forth in clauses (ii) and (iii).

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Indebtedness” shall mean any of the following: (a) Indebtedness under the Loan Documents or otherwise owed to Lender; (b) any Indebtedness (including any Capitalized Lease Obligations) set forth on the Perfection Certificate or Schedule 10.4; (c) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred pursuant to purchase money Liens constituting Permitted Liens, provided that the aggregate principal amount thereof outstanding at any time shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000); (d) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (e) accounts payable to trade creditors and current operating expenses (other than for borrowed money), in each case incurred in the ordinary course of business; (f) other unsecured Indebtedness not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) individually or in the aggregate principal amount outstanding at any one time; (g) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (h) guarantees of the obligations of any direct or indirect wholly-owned subsidiary of Borrower provided to landlords or sublessors in connection with real estate leases; (i) obligations under letters of credit in connection with real estate leases; (j) Subordinated Debt; (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be; (l) obligations or liabilities secured by type of Liens set forth under clause (d) of the definition of “Permitted Liens;” (m) cash management obligations and other Indebtedness incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts; and (n) Indebtedness in respect of the Borrowers’ use of corporate credit cards or similar instruments in an amount not to exceed $2,000,000.

“Permitted Investments” shall mean

(a) Investments (including, without limitation, in the Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Loan Parties;

(d) Investments consisting of deposit accounts (i) in which Lender has a perfected security interest, (ii) used exclusively for payroll, payroll taxes and other employee wage and benefit and payments to or for the benefit of Borrower’s employees or (iii) used for individual store operations and maintained in compliance with Section 8.13;

(e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, (ii) loans to employees, officers, directors, managers or other service providers relating to the purchase of equity securities of the Loan Parties or their Subsidiaries pursuant to stock purchase plans or agreements approved by such Loan Party’s or Subsidiary’s board of directors or managers that do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) individually or in the aggregate principal amount per each calendar year, (iii) loans to employees, officers, directors, managers or other service providers of Borrower secured by Equity Interests of Borrower (1) existing on the Closing Date (and any extensions, refinancings, modifications, amendments and restatements thereof that do not increase the aggregate principal amount thereof) or (2) made following the Closing Date in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) outstanding at any time or (iv) promissory notes issued to Borrower by employees, officers, directors, managers or other service providers as payment for the exercise of stock options or other purchase of Equity Securities (without any cash outflow from Borrower);

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Loan Party or Subsidiary;

(h) joint ventures or strategic alliances in the ordinary course of business, provided that cash Investments by the Loan Parties do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in any fiscal year;

(i) Investments of one Loan Party in another Loan Party;

(j) Investments by a Loan Party in a Subsidiary thereof that is not a Loan Party, provided that cash Investments into such Subsidiaries do not exceed Five Million Dollars ($5,000,000) in the aggregate with respect to all such Subsidiaries that are not Loan Parties;

(k) Investments in connection with Transfers permitted by Section 10.1 or transactions permitted by Section 10.3;

(l) Permitted Acquisitions; and

(m) other Investments not otherwise permitted by Section 10.7 not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate outstanding at any time.

“Permitted Liens” shall mean any of the following: (a) Liens under the Loan Documents or otherwise arising in favor of Lender, (b) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (c) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (d) Liens (i) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (ii) arising as a result of progress payments under government contracts, (e) purchase money Liens (i) securing the type of Permitted Indebtedness set forth under clause (c) of the definition of “Permitted Indebtedness,” or (ii) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (f) Liens necessary and desirable for the operation of such Person’s business, provided Lender has consented to such Liens in writing before their creation and existence and if requested by Lender at the time of such consent, the priority of such Liens and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Collateral and to the Obligations and all of the rights and remedies of Lender, all in form and substance satisfactory to Lender in its Permitted Discretion, (g) Liens consisting of customary restrictions on transfer and assignability contained in contracts, (h) Liens disclosed on the Perfection Certificate, Schedule 7.4B and Schedule 10.5; (i) Liens securing Subordinated Debt; (j) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, (k) leases or subleases of real property granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), any security deposits to secured such real property leases or subleases and any cash collateral securing the type of indebtedness set forth under clause (i) of the definition of “Permitted Indebtedness,” and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein, (l) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, (m) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses, (n) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default, and (o) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan” at any one time, means any “employee benefit plan” that is covered by ERISA and in respect of which a Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Promissory Note” shall mean “promissory note” as defined in Section 9-102 of the UCC.

“Rate Election Notice” shall have the meaning given such term in the definition of Early Opt-in Election.

“Receipt” shall have the meaning given such term in Section 15.5.

“Reference Time” shall mean, with respect to any determination of the Benchmark, (a) if the Benchmark is LIBOR Rate, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such determination, and (b) if the Benchmark is not LIBOR Rate, the time determined by Lender in accordance with the Benchmark Replacement Conforming Changes.

“Regulatory Requirements” shall have the meaning given such term in Section 15.11.

“Regulatory Review Transfer” shall have the meaning given such term in Section 15.11.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean with respect to Borrower, the Chief Financial Officer or Chief Executive Officer or, after receipt by Lender of written notice of such authorization and a specimen signature of such officer, any other officer duly authorized by the board of directors of Borrower to perform any act or sign any document.

“Revolver Termination” shall mean any of the following: (a) termination by Borrower of the Revolving Facility pursuant to Section 14.1, (b) the Obligations under the Revolving Facility are accelerated either automatically or by Lender in accordance with the terms of this Agreement, (c) a Change of Control or (d) any payment or reduction of the outstanding balance of the Revolving Loan Obligations and the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law.

“Revolving Facility” shall have the meaning given such term in the recitals.

“Revolving Facility Borrowing Certificate” shall mean a certificate substantially in the form of Exhibit D.

“Revolving Facility Maturity Date” shall mean December 14, 2022, unless earlier terminated pursuant to this Agreement.

“Revolving Loan Obligations” shall mean all of the Obligations related to the Revolving Facility.

“SDN List” shall have the meaning given such term in Section 7.10(b)

“Secured Guaranty and Pledge Agreement” is that certain Unconditional Secured Guaranty and Pledge Agreement substantially in the form of Exhibit E, entered into by any Material Subsidiaries and Lender, as may be amended , amended and restated, supplemented or otherwise modified from time to time.

“Securities Account” is any “securities account” as defined in Section 8-501 of the UCC.

“SOFR” shall mean, with respect to any Business Day, the rate per annum equal to the secured overnight financing rate published for such Business Day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website at 8:00 a.m. (New York time) on the immediately succeeding Business Day which website is currently at http://www.newyorkfed.org/, or at any successor source for the secured overnight financing rate identified by the Federal Reserve Bank of New York or any successor administrator thereto.

“Software” shall mean “software” as defined in Section 9-102 of the UCC.

“Solvency Certificate” shall mean a Solvency Certificate substantially in the form of Exhibit F attached hereto.

“Solvent” means with respect to any Person, that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed: (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition: (x) “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due; (y) the contingent and other liabilities of such Person are assumed to be enforceable in accordance with their terms including any limitations set forth therein; and (z) the assets of such Person are assumed to be valued on a going concern basis.

“SSI List” shall mean the U.S. Department of the Treasury’s Sectoral Sanctions Identification List.

“Subordinated Debt” shall mean indebtedness not to exceed an aggregate commitment of Twenty-Five Million Dollars ($25,000,000) incurred by Borrower subordinated to all of Borrower’s now or hereafter Indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement entered into between Lender and the other creditor in form and substance determined by Lender in its sole discretion to be satisfactory to Lender).

“Subsidiary” shall mean, (a) as to a Borrower, any Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (b) as to any other Person, any Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Supporting Obligations” shall mean “supporting obligations” as defined in Section 9-102 of the UCC.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning given such term in the recitals.

“Term Loan Advance” shall mean a borrowing under the Term Loan.

“Term Loan Commitment” shall have the meaning given such term in the recitals.

“Term Loan Borrowing Certificate” shall mean a certificate substantially in the form of Exhibit G.

“Term Loan Draw Availability Period” shall mean the period commencing on the date of this Agreement until December 14, 2021.

“Term Loan Maturity Date” shall mean the period commencing on the Closing Date and ending on December 15, 2025, unless earlier terminated pursuant to this Agreement.

“Term Loan Obligations” shall mean all of the Obligations related to the Term Loan.

“Term SOFR” shall mean the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the date of termination of this Agreement set forth in any notice of termination delivered by Borrower in accordance with Section 14.1.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

II.	ADVANCES, PAYMENT AND INTEREST

2.1 The Revolving Facility

Subject to the provisions of this Agreement and provided no Event of Default has occurred and is continuing, Lender shall make Advances to Borrower under the Revolving Facility from time to time prior to the Revolving Facility Maturity Date, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the Facility Cap. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the Facility Cap. Advances under the Revolving Facility automatically shall, without an Advance request from Borrower, be made for the payment of interest on the Revolving Loan Obligations and other Obligations on the date when due to the extent available and as provided for herein.

2.2 The Revolving Loans; Maturity

All of the Revolving Loan Obligations shall be due and payable on the earlier to occur of (a) the Revolving Facility Maturity Date, or (b) demand of Lender following the occurrence and during the continuance of an Event of Default, or (c) the Revolver Termination.

2.3 Revolving Facility Disbursements; Requirement to Deliver Revolving Facility Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (Eastern Time) at least three (3) but not more than five (5) Business Days before the proposed Borrowing Date of such requested Advance. Each time a request for an Advance is made (and as Lender may reasonably request until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated), Borrower shall deliver to Lender a Revolving Facility Borrowing Certificate and such other supporting documentation with respect to the figures and information in the Revolving Facility Borrowing Certificate as Lender shall reasonably request. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.3, in all cases for credit to Borrower via Federal funds wire transfer no later than 4:00 p.m. (Eastern Time).

2.4 The Term Loan

(a) Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default shall have occurred and be continuing, Lender agrees to make Term Loan Advances to Borrower, at any time and from time to time during the Term Loan Draw Availability Period, in an aggregate amount not to exceed the Term Loan Commitment. To the extent that, on the last day of the Term Loan Draw Availability Period, there remains any Term Loan Commitment amount that has not been the subject of a Term Loan Advance, then the Term Loan Commitment shall terminate on such date and Lender shall no longer be obligated to make Term Loan Advances to Borrower thereafter. The Term Loan is not a revolving credit facility, and any repayments of principal shall be applied to permanently reduce the Term Loan Commitment and may not be reborrowed.

(b) Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting a Term Loan Advance of not less than Ten Thousand Dollars ($10,000) under the Term Loan Commitment by delivering to Lender not later than 11:00 a.m. (Eastern Time) at least three (3) but not more than five (5) Business Days before the proposed Borrowing Date of such requested Term Loan Advance. Each time a request for a Term Loan Advance is made, Borrower shall deliver to Lender a Term Loan Borrowing Certificate and such other supporting documentation with respect to the figures and information in the Term Loan Borrowing Certificate as Lender shall reasonably request. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Term Loan Advance to Borrower’s account(s) as set forth on Schedule 2.3, in all cases for credit to Borrower via Federal funds wire transfer no later than 4:00 p.m. (Eastern Time).

2.5 Repayment of Term Loan Advances

Repayment of the Term Loan shall be made as follows: Interest only shall be due and payable monthly on the outstanding balance of Term Loan Advances commencing on the first Business Day of the first calendar month following the disbursement of a Term Loan Advance. Commencing on January 2, 2022, and continuing on the first Business Day of each calendar month thereafter until the Term Loan Maturity Date, interest on the outstanding balance of Term Loan Advances plus equal monthly payments of principal equal to the then current aggregate outstanding principal balance of Term Loan Advances divided by forty-eight (48) shall be due and payable. All Term Loan Obligations shall be due and payable in full in cash, if not earlier in accordance with this Agreement, on the Term Loan Maturity Date.

2.6 Promise to Pay; Manner of Payment

Borrower absolutely and unconditionally promises to pay principal, interest and all other Obligations payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the

Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided for herein), shall be made by wire transfer on the date when due in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 4:00 p.m. (Eastern Time) shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and fees, as the case may be.

2.7 [RESERVED]

2.8 [RESERVED]

2.9 Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

(a) if the Revolving Facility is terminated for any reason, Borrower shall immediately pay in full in cash all Revolving Loan Obligations and all other Obligations; and

(b) if Borrower consummates a Change of Control, then it shall apply the proceeds thereof to the prepayment of the Loans together with accrued interest thereon and all other Obligations owing to Lender under the Loan Documents, such payment to be applied at such time and in such manner and order as Lender shall decide in its sole discretion.

2.10 Payments by Lender

If Borrower fails to make any payment required under any Loan Document as and when due and within any applicable grace period, Lender may make such payment, which payment shall be an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until all of the Obligations have been indefeasibly paid in full in cash and fully performed and this Agreement has been terminated. Any sums expended by Lender as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility.

2.11 [RESERVED]

2.12 Change in Law

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject Lender to any Taxes on its loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) If Lender determines that any Change in Law affecting Lender or Lender’s holding company (if any), regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Facility or the Loans, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) A certificate from Lender setting forth the amount or amounts necessary to compensate it or its holding company, as specified in paragraphs (a) or (b) of this Section 2.12 and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.

(d) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation ; provided that, Borrower shall not be required to compensate Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than one hundred eighty (180) calendar days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) calendar day period referred to above shall be extended to include the period of such retroactive effect).

2.13 Evidence of Loans

(a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the Indebtedness and Obligations to Lender resulting from each Loan made by Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(b) The entries made in the electronic or written records maintained pursuant to subsection (a) of this Section 2.13) shall be prima facie evidence of the existence and amounts of the Obligations and Indebtedness therein recorded; provided, however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect the joint and several obligations of Loan Parties to repay the Loans or Obligations in accordance with their terms.

(c) Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility and with a statement of Term Loan Advances under the Term Loan, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within fifteen (15) calendar days of Receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(d) Borrower agrees that:

(i) upon written notice by Lender to Borrower that a Note is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, Lender, Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to Lender an appropriate Note or Notes in form and substance reasonably acceptable to Lender and Borrower;

(ii) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented or restated from time to time; and

(iii) upon Lender’s written request, and in any event within three (3) Business Days of any such request, Borrower shall execute and deliver to Lender new Notes and divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrower within a reasonable period of time after Lender’s receipt of the replacement Notes.

III.	INTEREST AND FEES

3.1 Interest on the Revolving Facility and Term Loan

Commencing on December 14, 2020, interest on the outstanding principal amount of Advances and Term Loan Advances shall (a) accrue at a rate per annum equal to the Adjusted LIBOR Rate (as defined below) for such interest period plus the Applicable Margin, rounded upward to the nearest 0.125 percent (0.125%) (the “Applicable Rate”), and for purposes hereof, if the Applicable Rate would be less than three and three-quarters percent (3.75%), then the Applicable Rate shall be deemed to be three and three-quarters percent (3.75%), and (b) be due and payable on the first Business Day of each month thereafter until the Obligations are paid in full. Interest shall accrue by reference to the LIBOR Rate with a LIBOR interest period of one (1)

month plus the Applicable Margin. All interest shall be computed and charged for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. For the purposes hereof, the term “Adjusted LIBOR Rate” shall mean a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR interest period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage (as defined below). For the purposes hereof, the term “LIBOR Reserve Percentage” shall mean relative to any day of any LIBOR interest period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR interest period.

3.2 Origination Fee

On or before the Closing Date, Borrower shall pay to Lender One Hundred Thousand Dollars ($100,000) as a fully earned nonrefundable origination fee.

3.3 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.3 shall control to the extent any other provision of any Loan Document is inconsistent herewith. All fees hereunder shall be non-refundable, and deemed fully earned when due and payable.

3.4 Effect of Benchmark Transition Event

(a) Benchmark Replacement. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes under the Agreement or under any Loan Document in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” in connection with a Benchmark Transition Event, such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement. If the Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement”, or in connection with an Early Opt-in Election, such Benchmark Replacement will become effective at 5:00 p.m. on the tenth (10th) Business Day after the date of notice of such Benchmark Replacement is provided to Borrower without any amendment to this Agreement or further action or consent of Borrower.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of Benchmark pursuant to clause (d) below, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time, if the Benchmark at such time is Term SOFR and LIBOR for the applicable tenor is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion, Lender may (i) modify this Agreement for all determinations of interest at or after such time to remove such unavailable tenor, and (ii) if Term SOFR or LIBOR, as applicable, for the applicable tenor is displayed on such screen or information service after its removal pursuant to clause (i) above, modify this Agreement for all determinations of interest at or after such time to reinstate such previously removed tenor.

3.5 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, Lender may increase the Applicable Rate of interest in effect at such time with respect to all Obligations without notice to the Default Rate which Default Rate shall continue post-judgment and subsequent to the effective date of any applicable Debtor Relief Law unless the statutory post-judgment rate of interest is higher in which case such statutory rate shall apply and such Default Rate shall continue post-bankruptcy.

IV.	GRANT OF SECURITY INTERESTS

4.1 Security Interest; Collateral

(a) To secure the payment and performance in full of the Obligations, Borrower (or if referring to another Person, such Person) hereby grants to Lender a continuing security interest in and first priority Lien upon, and pledges and assigns to Lender, all of its right, title and interest in and to the Collateral, wherever located, whether now owned or hereafter acquired or arising, together with all Borrower’s books relating to the Collateral, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to the replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b) Notwithstanding the foregoing, the Collateral does not include (i) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (ii) any intent-to-use trademarks at all times prior to the filing of an amendment to allege use of the trademark under 15 U.S.C. 1051(c) or the filing of a verified statement of use under 15 U.S.C. 1051 (d) with the United States Patent and Trademark Office; or (iii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of the UCC provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Lender hereunder and become part of the Collateral.

(c) Borrower hereby ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the Closing Date.

(d) If Borrower shall at any time hold or acquire a Commercial Tort Claim valued in excess of $500,000, Borrower shall immediately notify Lender in a writing signed by Borrower of the particulars thereof and grant to Lender in such a writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

(e) Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

(f) Borrower shall execute an Amended and Restated Trademark Security Agreement in accordance with the granting of a security interest to Lender in its Intellectual Property.

(g) Within forty-five (45) days of the creation of a Material Subsidiary or a Subsidiary becoming a Material Subsidiary, Borrower shall ensure and cause such Material Subsidiary to deliver to Lender the Secured Guaranty and Pledge Agreement (or joinder thereto), pledging such Material Subsidiaries’ assets to Lender to secure its obligations under the Secured Guaranty and Pledge Agreement.

4.2 Collateral Administration

(a) All Collateral will at all times be kept by Borrower at the locations set forth on the Perfection Certificate, Schedule 7.18B or Schedule 7.18C hereto, as may be updated from time to time in accordance with this Section 4.2. Borrower shall, (i) within ten (10) calendar days after change of location of its chief executive offices, provide written notice to Lender and (ii) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter (or within sixty (60) calendar days after the end of the last calendar quarter), provide Lender with the updated Schedule 7.18B and/or Schedule 7.18C to the extent applicable; provided that no Collateral shall be moved outside the continental United States without Lender’s prior consent.

(b) Borrower shall maintain all of its primary deposit and operating and savings accounts with Lender, in accordance with Section 8.13.

(c) Upon the occurrence and during the continuance of an Event of Default, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Collateral. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

(d) Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrower that its Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower, and (ii) Account Debtors that Borrower has waived any and all defenses and counterclaims it may have or could interpose in any such action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and first priority Lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and first priority Lien of Lender in and to all Accounts and other Collateral payable by Account Debtors.

(e) As and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (i), (ii) and (iii) below against Loan Parties (the results of which are to be consistent with Loan Parties’ representations and warranties under this Agreement), all at Loan Parties’ expense (but not more often than once during any 12 month period unless an Event of Default has occurred and is continuing): (i) UCC searches with the Secretary of State of the jurisdiction of organization of each Loan Party and, if deemed necessary by Lender, the Secretary of State and local filing offices of each jurisdiction where any Loan Party maintains its executive offices, a place of business or assets; (ii) Lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal, state and local tax lien searches, in each jurisdiction searched under clause (i) above.

(f) Each Loan Party shall use best efforts to do anything further that may be lawfully required by Lender to create and perfect Lender’s Lien on any Collateral and effectuate the intentions of the Loan Documents, in each case consistent with the Loan Documents. At Lender’s request, each Loan Party shall immediately deliver to Lender all Collateral for which Lender must receive possession to obtain a perfected security interest.

4.3 Power of Attorney

(a) Loan Parties hereby irrevocably constitute and appoint Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Loan Parties or in Lender’s own name, for the purpose of carrying out the terms of this Agreement (in a manner consistent therewith and without imposing additional obligations on the Loan Parties not contemplated by the Loan Documents) and the grant of the security interests hereunder and under the other Loan Documents; provided, that unless an Event of Default has occurred and is continuing, said attorneys shall not exercise such power and authority unless Borrower fails to perform any obligation under the Loan Documents after prior written notice from Lender and a reasonable opportunity to do so. Without limiting the generality of the foregoing (but subject to the foregoing proviso), Loan Parties hereby give said attorneys the power and right, on behalf of Loan Parties (without requiring Lender to act as such, and without notice to or assent by Loan Parties) to do the following: (i) upon the occurrence and during the continuance of an Event of Default, to receive, open and dispose of all mail addressed to any such Person for the purpose of collecting the Accounts and to endorse the name of any such Person upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents and statements that it is or they are obligated to give Lender under any of the Loan Documents, regardless of whether an Event of Default has occurred or is continuing; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to (x) enforce any Account or other Collateral after the occurrence and during the continuance of an Event of Default or (y) perfect Lender’s security interest or first priority Lien in any Collateral regardless of whether an Event of Default has occurred or is continuing.

(b) To the extent permitted by law, each Loan Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

(c) The powers conferred on Lender pursuant to this Section 4.3 are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Loan Parties for any act or failure to act, except for Lender’s own gross negligence or willful misconduct.

4.4 Further Assurances

Loan Parties agree, upon request of Lender in its Permitted Discretion, to take any and all other actions as Lender may determine to be necessary or appropriate for the attachment and perfection of the first priority security interest of, and during the continuance of an Event of Default for the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including, without limitation, (i) executing, obtaining, delivering, filing, registering and recording any and all financing statements, continuation statements, stock powers, instruments and other documents, or causing the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Loan Parties irrevocably grant Lender the right, at Lender’s option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $500,000 (individually or in the aggregate), (iii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations, (iv) comply with any provision of any statute, regulation or treaty of any Governmental Authority as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral and (v) obtain governmental and other third party waivers, consents and approvals in form and substance satisfactory to Lender, including any consent of any licensor, lessor or other Person obligated on Collateral and any party or parties whose consent is required for the security interest of Lender to attach under Section 4.1.

V.	INTELLECTUAL PROPERTY

5.1 Intellectual Property

(a) As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (or within sixty (60) calendar days after the end of the last calendar quarter), or if an Event of Default has occurred and is continuing within thirty (30) days after Lender’s request, Loan Parties shall provide Lender with an updated Schedule 7.11 and such other documents that Lender reasonably requests with respect thereto.

(b) Loan Parties shall (and shall cause all its licensees to), except in any case to the extent that it would not be reasonably likely to have a Material Adverse Effect, (i) (1) continue to use each trademark included in the Intellectual Property in order to maintain such trademark in full force and effect with respect to each class of goods for which such trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such trademark as are currently maintained, (3) use such trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (4) not adopt or use any other trademark that is confusingly similar or a colorable imitation of such trademark unless Lender shall obtain a perfected security interest in such other trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any patent included in the Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the copyrights included in the Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any trade secret that is Intellectual Property may become publicly available or otherwise unprotectable.

(c) Loan Parties shall notify Lender promptly if they know, or have reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or Borrower’s ownership of, interest in, right to use, register, own or maintain any material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in the Applicable IP Office), in all cases to the extent that it would be reasonably likely to have a Material Adverse Effect. Loan Parties shall take all actions that are necessary or reasonably requested by Lender to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the material Intellectual Property, except in any case to the extent that it would not be reasonably likely to have a Material Adverse Effect.

(d) Loan Parties shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the intellectual property of any other Person. In the event that any material Intellectual Property is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, upon Loan Parties knowledge, Loan Parties shall take such action as they reasonably deem appropriate under the circumstances in response thereto, including (if reasonably deemed appropriate by Loan Parties) promptly bringing suit and recovering all damages therefor.

VI.	CONDITIONS PRECEDENT

6.1 Conditions to Closing

The obligations of Lender to consummate the Closing are subject to the satisfaction, each in the sole judgement of Lender, of the following:

(a) Lender shall have received information and responses to its due diligence requests, and completed examinations related to the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower and any other information reasonably requested by Lender, and all such information and responses as well as the results of such examinations and Borrower shall demonstrate to Lender’s satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of an investigation, evaluation or any remedial action by any Governmental Authority which could result in any expenditure or liability deemed material by Lender, in its sole judgment and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

(b) Borrower shall have delivered to Lender (i) the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto, and (ii) if a request for a Term Loan Advance is made at Closing, a Term Loan Borrowing Certificate for the initial Term Loan Advance under the Term Loan executed by an authorized officer of Borrower;

(c) all in form and substance satisfactory to Lender, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower in each jurisdiction determined by Lender, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(d) Lender shall have received (i) the Organizational and Good Standing Documents of Borrower and Guarantors, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of Borrower and Guarantors dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender and (iii) the written legal opinion of counsel for Borrower and Guarantors, in form and substance satisfactory to Lender and its counsel;

(e) Lender shall have received (i) a Solvency Certificate executed by a Responsible Officer of Borrower and Guarantors, in form and substance satisfactory to Lender and (ii) an officer’s certificate in the form attached hereto as Exhibit H, executed by a Responsible Officer of Borrower and Guarantors;

(f) Lender shall have received all fees, including the Origination Fee, charges and expenses (including reimbursement of Lender’s legal fees) for the preparation and negotiation of the Loan Documents at the Closing of the Loan) payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(g) all in form and substance satisfactory to Lender, Lender shall have received such consents, approvals and agreements from such third parties as Lender and its counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower, Guarantors, or the Collateral;

(h) Borrower and Guarantors shall be in compliance with Section 8.5, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrower and Guarantors confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and endorsements of such policies issued by the applicable Insurers and in each case naming Lender as first loss payee or additional insured, as appropriate;

(i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lender;

(j) Lender shall have received all documentation and other information required by regulatory authorities under applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(k) Lender shall have received such other documents, certificates, information or legal opinions as Lender may request, all in form and substance satisfactory to Lender.

6.2 Conditions to Each Advance

The obligations of Lender to make any Advance or Term Loan Advance, including, without limitation, the initial Term Loan Advance, (or otherwise extend credit hereunder) are subject to the satisfaction, each in the Permitted Discretion of Lender, of the following additional conditions precedent:

(a) Borrower shall have delivered to Lender a Revolving Facility Borrowing Certificate or a Term Loan Borrowing Certificate for the Advance or the Term Loan Advance, as applicable, executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance or Term Loan Advance, as applicable, that the conditions contained in this Section 6.2 have been satisfied;

(b) each of the representation and warranties made by Loan Parties in or pursuant to this Agreement, or under the other Loan Documents or which are contained in any certificate, document or financial or other statement furnished in connection herewith, shall be true and correct in all material respects, before and after giving effect to such Advance or Term Loan Advance, as applicable; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such referenced date; provided, further, that Borrower may update or supplement information in the Perfection Certificate or the Schedules hereto after the Effective Date to the extent necessary to make such representations and warranties true and correct in all material respects as of the date of such Advance or Term Loan Advance, as applicable;

(c) no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance or the Term Loan Advance, as applicable, on the Borrowing Date;

(d) immediately after giving effect to the requested Advance or Term Loan Advance, as applicable, (i) the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the Facility Cap and (ii) the aggregate outstanding principal amount of Term Loan Advances under the Term Loan shall not exceed the Term Loan Commitment;

(e) at the time of making such requested Advance or Term Loan Advance, as applicable, no Material Adverse Effect has occurred (that has not been cured prior to such date) or is continuing; and

(f) Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents.

VII.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such referenced date; provided, further, that Borrower may update or supplement information in the Perfection Certificate or the Schedules hereto after the Effective Date to the extent necessary to make such representations and warranties as of any subsequent Borrowing Date:

7.1 Organization and Authority

(a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to result in a Material Adverse Effect and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents and (D) to grant the first priority Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party.

(b) In connection with this Agreement, Borrower has delivered to Lender a completed certificate signed by Borrower, entitled “Perfection Certificate” (as updated from time to time after the Closing Date, the “Perfection Certificate”). Borrower represents and warrants to Lender that (a) Borrower’s and each Subsidiaries’ exact legal name is that indicated on the Perfection Certificate; (b) Borrower and each Subsidiary is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number; (d) the Perfection Certificate accurately sets forth Borrower’s and each Subsidiaries’ place of business, or, if more than one, its chief executive office as well as Borrower’s each Subsidiaries’ mailing address (if different than its chief executive office); (e) Borrower and each Subsidiary (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent information provided by Borrower in the Perfection Certificate delivered as of the date hereof has changed).

7.2 Loan Documents

The execution, delivery and performance by the Loan Parties of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such

Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person and (v) except as set forth on Schedule 7.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which such Loan Party is a party will constitute the legal, valid and binding obligation of such Loan Party.

7.3 Subsidiaries, Capitalization and Ownership Interests

As of the Closing Date, Borrower has no Subsidiaries except as listed on Schedule 7.3 which states the number and class of equity securities or other ownership, voting or partnership interests (as applicable) issued and outstanding of Borrower’s Subsidiaries (including options, warrants and other securities exercisable for any of the foregoing). The ownership or partnership interests of each Subsidiary that is a limited partnership or a limited liability company are not, and shall not be, certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and ownership, voting or partnership interests (as applicable) of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as listed on Schedule 7.3, Borrower owns all the equity securities and ownership, voting or partnership interests (as applicable) in the Subsidiaries free and clear of any Liens, other than Liens created by the Loan Documents, Permitted Liens and restrictions on transfer pursuant to applicable securities laws and the governing documents of the Subsidiaries as of the Closing Date. Schedule 7.3 sets forth a complete and accurate list of the directors of Borrower and the members and managers (if any) of each Subsidiary on the Closing Date. As of the Closing Date, except as listed on Schedule 7.3, Borrower owns no interest in, nor participates in nor engages in any joint venture, partnership or similar arrangements with any Person.

7.4 Properties

(a) Each Loan Party (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound except in such case under where the failure to comply would not reasonably likely to result in a Material Adverse Effect. Schedule 7.4A lists all real properties (and their locations) owned or leased by or to, and all other material assets or property that are leased or licensed by, each Loan Party and all leases (including leases of leased real property) covering or with respect to such properties and assets and all warehouses, fulfillment houses or other locations at which any of Borrower’s material Inventory is located. Each Loan Party enjoys peaceful and undisturbed possession under all such leases and such leases are valid and are in full force and effect.

(b) Schedule 7.4B lists all deposit accounts and investment accounts (and their locations) owned by each Loan Party on the Closing Date (other than accounts (i) used exclusively for payroll taxes and other employee wage and benefit and payments to or for the benefit of Borrower’s employees or (ii) used exclusively for individual store operations), and all such deposit accounts and investment accounts are subject to no Liens of any kind except as expressly set forth on Schedule 7.4B, all of which Liens constitute Permitted Liens.

7.5 Other Agreements

No Loan Party is (i) a party or subject to any judgment, order or decree or any Material Contract, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, or (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Material Contract, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to result in a Material Adverse Effect.

7.6 Litigation

Except as set forth in the Perfection Certificate or Schedule 7.6, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against any Loan Party (i) that challenges the validity of any of the Loan Documents, or to enjoin the right of such Loan Party to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) that would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Effect or (iii) that would reasonably be likely to result in any Change of Control. No Loan Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. Except as set forth on Schedule 7.6, there is no material action, suit, proceeding or investigation initiated by any Loan Party currently pending on the Closing Date.

7.7 Hazardous Materials

Borrower and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws except in any case to the extent that it would not be reasonably likely to have a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower have been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower or any Subsidiary under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, in each case to the extent that the occurrence of such event would be reasonably likely to have a Material Adverse Effect.

7.8 Tax Returns; Governmental Reports

Borrower, and if applicable, any Subsidiary, (i) have filed all required federal, and all material state, foreign (if applicable) and local, tax returns and other reports which are required by law to be filed by Borrower and any Subsidiary, and (ii) has paid all required federal, and all material state, foreign (if applicable) and local, taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower or any Subsidiary is currently contesting in good faith and that are described on Schedule 7.8 or the Perfection Certificate.

7.9 Financial Statements and Reports

All financial statements and financial information relating to Borrower and its Subsidiaries that have been delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods (other than customary year-end adjustments and the absence of footnotes). Since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that would reasonably be expected to have a Material Adverse Effect.

7.10 Compliance with Law

(a) Each Loan Party (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to each party’s business, assets or operations and (ii) is not in violation of any order of any Governmental Authority, except in each case where noncompliance or violation would not reasonably be expected to result in a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate has received any notice that Borrower or any ERISA Affiliate is not in compliance in any material respects with any of the requirements of any of the foregoing. Neither Borrower nor any ERISA Affiliate has (a) engaged in any Prohibited Transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of any Plan and no funding requirements have been postponed or delayed except in accordance with applicable law, (c) any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any Plan, (d) any fiduciary responsibility under ERISA for investments with respect to any Plan existing for the benefit of Persons other than its employees or former employees or (e) withdrawn, completely or partially, from any Multiemployer Plans so as to incur withdrawal or related liability under ERISA or the Code. With respect to Borrower and any ERISA Affiliate, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the required thirty (30) day notice period has not been waived.

(b) Neither Borrower nor any Subsidiary of Borrower (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is a Person on the list of Specially Designated Nationals (the “SDN List”) and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) regulation or executive order.

(c) Borrower and each Subsidiary of Borrower is in compliance, in all material respects, with the Patriot Act, the Bank Secrecy Act, the Anti-Corruption Laws and the Anti-Terrorism Laws.

7.11 Intellectual Property

Except as set forth in the Perfection Certificate or on Schedule 7.11, no Loan Party owns, licenses or utilizes any material registered Intellectual Property on the Closing Date.

7.12 Licenses and Permits; Labor

Each Loan Party is in material compliance with, and has all material Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for, the operation of its businesses. No Loan Party is in known breach of or in default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to result in a Material Adverse Effect. No Loan Party is, or has been, involved in any labor dispute, strike, walkout or union organization which would reasonably be expected to result in a Material Adverse Effect.

7.13 No Default

There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.

7.14 Disclosure

No Loan Document nor any other agreement, document, certificate or statement furnished to Lender by or on behalf of any Loan Party in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by any Loan Party in any Loan Document, contains any untrue statement of material fact or, to the knowledge of Borrower, omits to state any material fact necessary to make the statements therein not materially misleading (it being recognized by Lender that (i) the projections and forecasts provided by Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and (ii) no representation is made with respect to information of a general economic or general industry nature).

7.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts

As of the Closing Date, except as contemplated by the Loan Documents or as otherwise set forth in the Perfection Certificate or on Schedule 7.15, no Loan Party (i) has outstanding Indebtedness other than Permitted Indebtedness, (ii) is subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person other than Permitted Indebtedness or (iii) except for Permitted Investments, owns or holds any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or in connection with any items listed on Schedule 7.15 and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder that would reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower has any existing accrued and unpaid Indebtedness owing to any Governmental Authority or any other governmental payor.

7.16 Other Agreements

Except as set forth on Schedule 7.16, as of the Closing Date (i) no director or officer of Borrower or any Subsidiary has received any compensation of any kind in consideration of Borrower entering into this Agreement and (ii) neither Borrower nor any of its Affiliates has paid or offered to pay any compensation to any director or officer of Borrower in consideration of Borrower’s entering into the Loan Documents.

7.17 Insurance

Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 8.5 hereof. As of the Closing Date, all such insurance policies are listed and described on Schedule 7.17.

7.18 Names; Location of Offices, Records and Collateral

As of the Closing Date, during the preceding five (5) years, no Loan Party has conducted business under any name (whether corporate, partnership or assumed) other than as shown on Schedule 7.18A. Loan Parties are the sole owner of all of the names listed on Schedule 7.18A, and any and all business done and invoices issued in such names are Loan Parties’ sales, business and invoices. Each trade name of each Loan Party represents a division or trading style of such Loan Parties. As of the Closing Date, Borrower maintains its places of business and chief executive offices only at the location set forth in the Perfection Certificate or on Schedule 7.18B. All of the Collateral is located only in the continental United States.

7.19 Lien Perfection and Priority

(a) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements; and (b) recordation of the Amended and Restated Trademark Security Agreement in the Applicable IP Office, without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral in which a security interest is perfected by such filing or recordation, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any applicable public office except those (i) on behalf of Lender and (ii) in connection with Permitted Liens.

7.20 Investment Company Act

Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.21 Regulations T, U and X

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

7.22 Survival

Loan Parties make the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

VIII.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations for which there has been no claim) and termination of this Agreement:

8.1 Financial Statements, Reports and Other Information

(a) Financial Reports. Borrower shall furnish to Lender (i) as soon as available and in any event within one-hundred fifty (150) calendar days after the end of each fiscal year of Borrower, audited annual consolidated financial statements of Borrower and its Subsidiaries, including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, retained earnings and owners’ equity for such completed fiscal year, which financial statements shall be prepared on an accrual basis and certified without qualification by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available, (ii) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, unaudited consolidated financial statements of Borrower and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings and owners’ equity as of the end of the immediately preceding calendar quarter, except that the financial statements required under this subclause (ii) shall not be required for the end of the fourth calendar quarter, and (iii) as soon as available but in any event within sixty (60) days of the last day of Borrower’s fiscal year, a budget approved by Borrower’s board of directors for the following fiscal year (minimum of one year). All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a certificate of a Responsible Officer substantially in the form of Exhibit I stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Borrower is in compliance with all financial covenants attached as Annex I hereto (the “Compliance Certificate”). Such Compliance Certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender.

(b) Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) promptly upon receipt of the same, copies of all notices, requests and other documents received by Borrower under or pursuant to any instrument, indenture or loan agreement regarding or related to any breach or default by any Loan Party thereto that would reasonably be expected to result in Material Adverse Effect; (ii) such additional financial information, sales projections, operating plans, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time, but solely to the extent already created by the Loan Parties and (iii) within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding material noncompliance with or the failure to maintain governmental approvals or requirements of law, in each case that would reasonably be expected to have a Material Adverse Effect.

(c) Notices. Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by or against Borrower or any Subsidiary or otherwise affecting or involving or relating to Borrower or any Subsidiary or any of Borrower’s or any Subsidiary’s property or assets that would reasonably be expected, if adversely decided, to result in a Material Adverse Effect, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto and (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto.

8.2 Payment of Obligations

Loan Parties, jointly and severally, shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.

8.3 Conduct of Business and Maintenance of Existence and Assets

Borrower and its Subsidiaries shall (i) conduct their business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, taken as a whole, or any business reasonably related thereto, (iii) collect their Accounts in the ordinary course of business, (iv) maintain all of their material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower and its Subsidiaries using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower and its Subsidiaries using commercially reasonable business judgment and (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to result in a Material Adverse Effect.

8.4 Compliance with Legal and Other Obligations

Borrower and its Subsidiaries shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all material taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each Material Contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound and (iv) maintain and comply with all material Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, except, in each case (other than in respect of clause (ii) of this sentence), where the failure to comply, pay, perform or maintain would not reasonably be expected to result in a Material Adverse Effect.

8.5 Insurance

Borrower and its Subsidiaries shall (i) keep all of its insurable properties and assets (including without limitation Inventory that is in transit, whether by vessel, air or land) adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (ii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be reasonably satisfactory in form and substance to Lender, (B) name Lender as first loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business Days’ prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by Borrower or any insured thereunder.

8.6 True Books

Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year-end financial statements.

8.7 Inspection; Periodic Audits

Borrower and its Subsidiaries shall permit the representatives of Lender, at the reasonable expense of Borrower, on an annual basis (or more frequently in Lender’s sole judgement upon the occurrence and during the continuance of an Event of Default) during normal business hours upon reasonable prior written notice (no prior notice of any kind shall be required on an after the occurrance and during the continuance of an Even of Default), to (i) visit and inspect any of its offices or properties or any other place where material Collateral is located to inspect and/or appraise the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).

8.8 Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (i) within five (5) Business Days after Lender’s request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may reasonably request with respect to, and consistent with (but without imposing additional obligations on the Loan Parties not contemplated by the Loan Documents), the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, claims against Borrower or the Collateral, or any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, and (ii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Lender or any of its Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may reasonably require to obtain such consent, approval, registration, qualification or authorization.

8.9 Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Loan Parties shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its Permitted Discretion shall have been made.

8.10 Lien Searches

If Liens against Borrower or its Subsidiaries other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

8.11 Use of Proceeds

Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the third “WHEREAS” clause of this Agreement.

8.12 Taxes and Other Charges

All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 8.12 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 8.12 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

8.13 Deposit and Collateral Accounts

At all times during the term of this Agreement, Borrower shall maintain its primary deposit and operating and savings accounts with Lender. At the request of Lender, Borrower shall deliver a Control Agreement, in form and substance satisfactory to Lender, with respect to each Collateral Account, within fifteen (15) Business Days of opening any such Collateral Account; provided, however, a Control Agreement shall not be required for any Deposit Account (i) used exclusively for payroll taxes and other employee wage and benefit and payments to or for the benefit of Borrower’s employees, (ii) used exclusively for store operations or (iii) if such Collateral Account is maintained by Borrower with Lender; provided that Borrower shall sweep the funds in each account for store operations not maintained by Borrower with Lender no less frequently than on a monthly basis to an account maintained by Borrower with Lender.

8.14 [RESERVED]

8.15 [RESERVED]

IX.	[RESERVED]

X.	NEGATIVE COVENANTS

Loan Parties, jointly and severally, covenant and agree that, until the indefeasible payment in full in cash and the full performance of all the Obligations (other than indemnity obligations for which there has been no claim) and termination of this Agreement, Loan Parties shall not:

10.1 Dispositions

Convey, sell, lease, transfer, assign or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property outside the ordinary course of business, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) involving assets in the aggregate amount of less than Two Million Five Hundred Thousand Dollars ($2,500,000) in any fiscal year during the term of this Agreement; (e) of non-exclusive licenses (or exclusive licenses with respect to any geographic area(s) outside the United States) for the use of the property of the Loan Parties or their Subsidiaries in the ordinary course of business; and (f) in connection with any Change of Control pursuant to which the Obligations (other than inchoate indemnification obligations) are repaid in full concurrently with such Change of Control.

10.2 Changes in Business, Management, Control or Business Locations

(a) Engage in or permit any of its Subsidiaries to engage, as a material portion of Borrower’s business taken as a whole, in any business other than the businesses currently engaged in by such Loan Parties their Subsidiaries, as applicable, or reasonably related thereto (and for the avoidance of doubt, operating virtual kitchens and/or Outpost shall be reasonably related to Borrower’s business); (b) liquidate or dissolve; provided that the liquidation or dissolution of Subsidiaries (other than Material Subsidiaries) shall be permitted so long as the such liquidation or dissolution would not reasonably be expected to have a Material Adverse Effect; or (c) permit or suffer any Change of Control (unless the Obligations (other than inchoate indemnification obligations) are repaid in full concurrently with such Change of Control). Loan Parties shall not, without at least ten (10) days’ prior written notice to Lender; (1) change its principal place of business, (2) change its jurisdiction of organization, (3) change its organizational type or permit any other Subsidiary to change its organization type, (4) change its legal name, (5) change any organizational number assigned by its jurisdiction of organization, (6) add or create any Material Subsidiary, unless such Material Subsidiary becomes a Guarantor, (7) permit any Subsidiary to take any action that would effect an “opt-in” to Article 8 of the Uniform Commercial Code in effect from time to time in the jurisdiction where such Subsidiary is formed or organized such that the Equity Interests of such Subsidiary would be deemed to be a security, (8) permit any Subsidiary to amend its governance documents to permit the issuance of certificates representing the Equity Interests of such Subsidiary. If any Loan Party intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) to a bailee at a location other than as provided in the Perfection Certificate, the Loan Party will first notify Lender, and the Loan Party shall cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Lender in its reasonable discretion.

10.3 Mergers or Acquisitions

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person (unless the Obligations (other than inchoate indemnification obligations) are repaid in full in connection therewith), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than Permitted Investments), in each case except where (a) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (b) a Loan Party is the surviving legal entity. A Subsidiary that is not a Loan Party may merge or consolidate into another Subsidiary or Loan Party and a Loan Party may merge or consolidate into another Loan Party (so long as in the case of a merger or consolidation involving Borrower, Borrower is the surviving legal entity).

10.4 Indebtedness

Create, incur, assume or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

10.5 Encumbrance

Create, incur, allow or suffer any Lien on any of its property, including without limitation its intellectual property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting the Loan Parties or any of their Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Loan Party’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 10.1 and the definition of “Permitted Liens” herein.

10.6 Maintenance of Collateral Accounts

Maintain any Collateral Account except pursuant to the terms of Section 8.13 hereof.

10.7 Distributions; Investments

(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any equity (other than (i) the repurchase of Equity Interests to the extent that (1) such repurchases do not exceed Five Million Dollars ($5,000,000) in the aggregate per calendar year (unless Borrower raises additional capital to fund such repurchases), and (2) no Event of Default then exists or would be caused thereby, (ii) Borrower may pay dividends solely in Equity Interests of Borrower, (iii) any Subsidiary may pay dividends or make distributions to Borrower and/or (iv) the repurchase of Equity Interests in exchange for the cancellation of indebtedness owed to Borrower) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so, except as is otherwise permitted in Section 10.3 hereof.

10.8 Transactions with Affiliates

Directly or indirectly enter into or permit to exist any material transaction outside the ordinary course of business with any Affiliate of the Loan Parties, except for transactions (a) (i) that are in the ordinary course Loan Parties’ business, upon fair and reasonable terms that are no less favorable to the Loan Parties than would be obtained in an arm’s length transaction with a non-affiliated Person and (ii) which have been approved by such board of directors or managers and do not exceed $1,000,000 individually or in the aggregate per calendar year, (b) constituting cash compensation or issuances of Equity Interests for equity incentive purposes, in each case approved by such Loan Party’s board of directors or managers, (c) constituting loans relating to the purchase of Equity Interests of the Loan Parties or their Subsidiaries pursuant to stock purchase plans or agreements approved by such Loan Party’s or Subsidiary’s board of directors or managers that do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) individually or in the aggregate per calendar year, (d) constituting loans to employees, officers, directors, managers or other service providers of Borrower secured by Equity Interests of Borrower (i) existing on the effective date (and any extensions, refinancings, modifications, amendments and restatements thereof that do not increase the aggregate principal amount thereof) or (ii) made following the effective date in an aggregate amount not to exceed Five Million Dollars ($5,000,000) outstanding at any time, (e) constituting rounds of equity, convertible equity or Subordinated Debt financing that are investments into Borrower or (f) constituting the exercise of stock options or other purchase of Equity Interests, including payment by promissory note issued to Borrower (without any cash outflow from Borrower).

10.9 [RESERVED].

10.10 Compliance.

Become an “investment company” or company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so if the violation would reasonably be expected to have a Material Adverse Effect; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of the Loan Parties, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

10.11 Use of Proceeds.

Use the proceeds of the Loans other than as permitted by this Agreement.

10.12 Anti-Terrorism.

Become (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner violative of such Section 2, (iii) a Person on the SDN List or a Blocked Person or subject to the limitations or prohibitions under OFAC (iv) a Person owned fifty percent (50%) or more by a Person on the SDN List, (v) a Person on the SSI List, or (vi) a Person owned fifty percent (50%) or more by a Person on the SSI List.

XI.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Loan Parties shall fail to pay (i) any amount of principal or interest on any Loans when due or (ii) any other amount on the Obligations or provided for in any Loan Document when due within three Business Days, in each case, whether on any payment date, at maturity or demand, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise;

(b) any representation, statement or warranty made or deemed made by a Loan Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c) any Loan Party other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VIII (other than Sections 8.2, 8.8 and 8.11 for which there shall be no cure period), there shall be a ten (10) Business Day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default, but no Advances will be made during the cure period;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Loan Documents; provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of this Section XI(d), there shall be a ten (10) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing;

(e) one or more tax assessments, judgments or decrees is rendered against any Loan Party in an amount that would reasonably be expected to have a Material Adverse Effect, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered, but no Advances will be made before the judgment is stayed, vacated or discharged;

(f) (i) any default occurs, which is not cured or waived, (x) in the payment of any principal amount with respect to any Indebtedness (other than the Obligations) of any Loan Party in excess of $1,500,000 to any other Person, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Loan Party is a party or to which any of their properties or assets are subject or bound under or pursuant to which any principal amount of Indebtedness in excess of $1,500,000 was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Loan Party and Lender or Affiliate of Lender (other than the Loan Documents or otherwise constitute Obligations) and such default continues for more than any applicable grace period, or (ii) any Indebtedness of any Loan Party in excess of $1,500,000 in the principal amount is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or such obligations (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) any Loan Party shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence, or consent to, a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Loan Party or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Loan Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Loan Party of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Loan Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, and either (A) any such proceeding or petition is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) any Loan Party takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

(i) any Change of Control occurs;

(j) Lender receives any indication or evidence that any Loan Party may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might result in forfeiture of any material property to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender, but no Advances will be made before any such activity ceases;

(k) any Loan Party or any of their respective directors or senior officers is criminally indicted or convicted under any law that would reasonably be expected to lead to a Material Adverse Effect;

(l) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Loan Party or any of their property or assets that would reasonably be expected to have a Material Adverse Effect, which issuance is not released within thirty (30) days of issuance;

(m) if there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect.

Upon the occurrence of an Event of Default, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and at the election of Lender all or any of the Loans and/or Notes, all interest thereon and all other Obligations shall automatically, without any further action by Lender, be due and payable immediately (except in the case of an Event of Default under Sections XI(g) or XI(h), in which event all of the foregoing shall automatically and without further act by Lender be due and payable), and (ii) prohibit any action permitted to be taken under Article XI hereof, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties.

XII.	RIGHTS AND REMEDIES AFTER DEFAULT

12.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article XI above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Loan Party held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Loan Party, as applicable, might exercise, (v) collect and send notices regarding the Collateral with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral or pledged securities on such premises without any liability for rent, storage, utilities or other sums, and no Loan Party shall resist or interfere with such action, (vii) at Loan Party expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap or the Term Loan Commitment, and (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that a Loan Party fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless the Loan Party is in good faith with due diligence by appropriate proceedings contesting those items; or (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender. Loan Party hereby waive any and all rights that they may have to a judicial hearing in advance of the enforcement of any of Lender’s rights and remedies hereunder, including, without limitation, its right following the occurrence of an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(b) Each Loan Party agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Loan Parties. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Loan Parties covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

12.2 Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of interest; (ii) second, to the payment of current principal; (iii) third, to the payment of late charges and other fees; (iv) fourth, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Loan Parties’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (v) fifth, to the payment of all remaining outstanding Obligations, including principal, in such order or preference as Lender may determine; (vi) sixth, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (vii) seventh, to the payment of any surplus then remaining to Loan Party, unless otherwise provided by law or directed by a court of competent jurisdiction, provided, that Loan Party shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

12.3 Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of Loan Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. To the extent not prohibited by applicable law, each Loan Party hereby irrevocably consents to and waives any right to object to or otherwise contest the appointment of a receiver as provided above. Each Loan Party (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Lender in connection with the enforcement of their rights and remedies hereunder and under the other Loan Documents and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lenders to make the Loans to Borrower and (iii) to the extent not prohibited by applicable law, agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments required or reasonably appropriate in connection with the foregoing, and to cooperate fully with Lender in connection with the assumption and exercise of control by any receiver over all or any portion of the Collateral.

12.4 Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

12.5 Standards for Exercising Remedies

To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonably manner, Loan Parties hereby acknowledge and agree that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove Liens against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Loan Parties, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of

Collateral or (l) to the extent deemed appropriate by Lender, to obtain the services of brokers, investment bankers, consultants or other professionals to assist Lender in the collection or disposition of any of the Collateral. Loan Parties further acknowledge that the purpose of this Section 12.5 is to provide non-exhaustive indications of what acts or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other acts or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 12.5. Without limitation upon the foregoing, nothing contained in this Section 12.5 shall be construed to grant any rights to Loan Parties or to impose any duties upon Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 12.5.

XIII.	WAIVERS AND JUDICIAL PROCEEDINGS

13.1 Waivers

Except as expressly provided for herein, Loan Parties hereby waive setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Loan Parties hereby waive any and all defenses and counterclaims they may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Loan Parties in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Loan Parties’ behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 6.1(d) hereof. In each such case, Loan Parties hereby waive the right to dispute Lender’s action based upon such request or other communication, absent manifest error.

13.2 Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Loan Party or operate as a waiver of such provision or affect the liability of any Loan Party or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and by making Advances, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

13.3 Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

XIV.	EFFECTIVE DATE AND TERMINATION

14.1 Effectiveness and Termination

(a) Subject to Lender’s right to cease making Advances and Term Loan Advances pursuant to Section 2.1 or upon or after any Event of Default, this Agreement shall continue in full force and effect until the indefeasible payment in full in cash and full performance of all Obligations (other than indemnity obligations for which there has been no claim), unless terminated sooner as provided in this Section 14.1. Borrower may terminate this Agreement at any time upon not less than ten (10) calendar days’ prior written notice to Lender and upon the indefeasible payment in full in cash and full performance of all Obligations (other than indemnity obligations for which there has been no claim) on or prior to such 10th calendar day after Receipt by Lender of such written notice. All of the Obligations shall be immediately due and payable upon any termination by Borrower pursuant to this Section 14.1 on the Termination Date. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations for which there has been no claim) have been indefeasibly paid in full in cash and fully performed. The Liens granted to Lender under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than indemnity obligations for which there has been no claim) have been fully performed and indefeasibly paid in full in cash.

14.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Loan Parties in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Loans and any termination of this Agreement until all Obligations (other than indemnity obligations for which there has been no claim) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.5, 13.1, 13.3, 14.1, 14.2, 15.4, 15.7 and 15.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XV.	MISCELLANEOUS

15.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Loan Parties with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, each Loan Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agree to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 15.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland Loan Documents executed by Loan Parties and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Loan Parties in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

15.2 Successors and Assigns; Participations; New Lenders

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Borrower (and any attempted assignment or transfer by Lender without such consent shall be null and void), except to any Eligible Assignee. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the related parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender may, at any time, without the consent of Loan Parties, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Facility). For purposes of this Agreement, “Eligible Assignee” means (x) if no Event of Default has occurred and is continuing, any Person (other than a natural Person or a competitor of Borrower) that is (i) an Affiliate of Lender, (ii) a commercial bank, insurance company, or other Person that (x) is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933), (y) is engaged in the a business of making commercial loans and (z) has a capital and surplus in excess of $250,000,000 or (iii) a corporate entity that possesses financial sophistication and standing similar to that of

Lender and approved by Borrower and (y) if an Event of Default exists, any Person. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement only with respect to the assigned interest (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto but shall continue to be entitled to the benefit of Section 15.4). Loan Parties hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Maryland a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the assignees, and the commitments of, and principal amounts (and stated interest) of the Loan owing to, each assignee pursuant to the terms hereof from time to time (the “Assignee Register”). The entries in the Assignee Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Assignee Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Assignee Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Lender may, at any time, without the consent of Loan Parties, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of the Revolving Facility and the Term Loan and the Loans owing to it), other than to a natural Person or a competitor of Borrower; provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Loan Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Lender shall, acting solely for this purpose as an agent of Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Revolving Facility, Term Loan or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Revolving Facility, any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

15.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

15.4 Indemnity

Each Loan Party jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, allocable costs of in-house counsel, and in-house diligence fees and expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of an Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Loan Party is responsible to pay or indemnify, Borrower expressly agrees that its indemnification obligations include reasonable charges for the costs allocable for such work of such in-house counsel. Lender agrees to give each Loan Party reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 15.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Loan Parties’ consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Loan Parties’ insurer to deny coverage; provided however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Loan Party has paid to Lender pursuant to the indemnity set forth in this Section 15.4, then Lender shall promptly pay to such Loan Party the amount of such recovery.

15.5 Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 15.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, and (ii) delivery by a nationally recognized overnight courier, one Business Day after deposit with such courier.

15.6 Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile or electronic transmission, which facsimile and/or electronic signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile and electronic signature and that it accepts the facsimile and electronic signature of each other party.

15.7 Expenses

Borrower shall pay, subject to the Closing occurring (except where failure of the Closing to occur is not a result of Lender’s determination not to close), all reasonable costs and expenses incurred by Lender and its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Loan Parties, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument and (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations, and each such amount so charged shall be deemed an Advance under the Revolving Facility and added to the Obligations, regardless of whether a Revolving Termination has occurred. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and recording of any documents or financing statements.

15.8 Entire Agreement

This Agreement and the other Loan Documents to which Loan Party are a party constitute the entire agreement between Loan Parties and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof (including the Original Credit Agreement). Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Loan Parties and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Loan Parties. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

15.9 Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

15.10 Confidentiality and Publicity

(a) Loan Parties agree, and agree to cause each of their Affiliates, (i) not to transmit or disclose provisions of any Loan Document to any Person (other than (w) to Loan Parties’ advisors, officers, directors, employees and consultants on a need-to-know basis, (x) to current and bona fide prospective stockholders, lenders and acquirers of the Loan Parties (and their respective advisors), (y) to the extent required to enforce the provisions hereof or (z) as otherwise may be required by law) without Lender’s prior written consent (which shall not be unreasonably withheld), and (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person (except to the extent permitted herein) and to require each of them to be bound by these provisions. Loan Parties agree to submit to Lender and Lender reserves the right to review and approve all materials intended for public distribution that Loan Parties or any of their Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Loan Parties shall not, and shall not permit any of their Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any public announcements, advertising, marketing or press releases or such other similar purposes, without Lender’s prior written consent (which shall not be unreasonably withheld). Nothing contained in any Loan Document is intended to permit or authorize Loan Parties or any of their Affiliates to contract on behalf of Lender. Loan Parties hereby agree that Lender or any Affiliate of Lender may, with the prior written consent of Loan Parties (which shall not be unreasonably withheld), (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, (ii) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes and (iii) disclose any and all information concerning the Loan Documents, as well as any information regarding Loan Parties and their operations, received by Lender in connection with the Loan Documents to its lenders or funding or financing sources, so long as Lender informs all such Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person (except to the extent permitted herein) and to require each of them to be bound by these provisions. Lender may use confidential information for reporting purposes, including to Governmental Authorities and Lender’s regulators, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower in writing. Notwithstanding the foregoing or anything to the contrary set forth herein, Lender shall not use any information obtained from or relating to the Loan Parties for any purpose unrelated to the transactions contemplated hereby.

15.11 Patriot Act Verification

Lender hereby notifies Borrower that, pursuant to the requirements of the Anti-Terrorism Laws and regulations, Anti-Corruption Laws and regulations, the Bank Secrecy Act, or any other applicable laws or amendments thereto, and pursuant to Lender’s policies and compliance programs established pursuant to such laws (such laws and Lender’s policies and compliance programs, together “Regulatory Requirements”), Lender shall be entitled to obtain, verify and record information that identifies certain individuals that (a) hold a direct or indirect interest of certain threshold percentages of ownership in an entity, as such percentages are established pursuant to Regulatory Requirements, (b) are guarantors of the Loans, or (c) have management control of a Borrower, which includes such information that will allow Lender to identify such individuals in accordance with Regulatory Requirements. Consequently, Lender may from time to time request, and Borrower, as applicable, shall provide to Lender, each such individual’s name, address, tax identification number, passport number, and/or such other identification information as shall be necessary for such purposes (the “Due Diligence Information”). Lender may, from time to time as it may deem necessary in its sole discretion in order to comply with Regulatory Requirements, provide a form for completion by Borrower which Borrower shall promptly complete and return to Lender. Borrower shall provide Lender with at least ten (10) Business Days advance notice of (i) any transfer of any direct Equity Interest in Borrower resulting in a Person directly owns in excess of twenty-five percent (25%) (or such other percentage as is then in effect under Regulatory Requirements) of Equity Interests of Borrower and (ii) any change in management control of a Borrower (each, a “Regulatory Review Transfer”). Upon Lender’s request in connection with such Direct Regulatory Review Transfer, Borrower shall provide the Due Diligence Information to Lender. Within ten (10) Business Days after receiving knowledge of any Indirect Regulatory Review Transfer resulting in a Person indirectly owns in excess of twenty-five percent (25%) (or such other percentage as is then in effect under Regulatory Requirements) of Equity Interests of Borrower, Borrower shall notify Lender of such Indirect Regulatory Review Transfer. Upon Lender’s request in connection with any Indirect Regulatory Review Transfer, Borrower shall provide the Due Diligence Information to Lender.

15.12 Setoff

Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to an Loan Party, any such notice being expressly waived by Loan Parties, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by Lender and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Loan Parties against any and all of the Obligations of Loan Parties now or hereafter existing to Lender, whether direct or indirect, absolute or contingent, matured or unmatured.

15.13 Reaffirmation and No Novation

Borrower and Guarantors, by their signatures below, hereby (a) affirm and confirm their grant of security interests and other commitments and obligations, as applicable, under the Original Credit Agreement, and the Loan Documents as defined therein, and (b) confirm and agree that all of their commitments and obligations, as applicable, under the Original Credit Agreement and the Loan documents as defined therein, shall continue to be in full force and effect following the effectiveness of this Agreement, as the same may be further amended and restated. This Agreement shall not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement and the Loan Documents defined therein or discharge or release the Liens or any other security therefor or any guarantee thereof. Nothing herein contained or any return of and/or notation as “Replaced” on any Loan Documents shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement and the Loan Documents defined therein or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement or in any other document contemplated hereby or thereby or any return of and/or notation as “Replaced” on any Loan Documents shall be construed as a release or other discharge of Borrower or any Guarantor under the Loan Documents from any of their respective obligations and liabilities thereunder except as may be contemplated by this Agreement.

15.14 Agreement Controls

In the event of any inconsistency between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Exhibit 10.13

Execution Version

IN WITNESS WHEREOF, this Agreement is signed and given under seal as of the date first written above and it is intended that this Agreement is and shall constitute and have the effect of a sealed instrument according to law.

BORROWER:

SWEETGREEN, INC.

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

GUARANTORS:

SWEETGREEN NEW YORK, LLC

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

[Sweetgreen – signature page to A&R Credit Agreement]

SWEETGREEN BOSTON, LLC

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

SWEETGREEN LA, LLC

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

SWEETGREEN CHICAGO LLC

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

[Sweetgreen – signature page to A&R Credit Agreement]

SWEETGREEN TEXAS, LLC

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

SWEETGREEN COLORADO, LLC

By:	/s/ Mitch Reback
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd.
Los Angeles, California 90034
E-Mail:	mith,reback@sweetgreen.com

[Sweetgreen – signature page to A&R Credit Agreement]

LENDER:

EAGLEBANK

By:	/s/ Deirdre E. Vollmer
Name:	Deirdre E. Vollmer
Its:	Vice President
Attention:	2001 K Street NW
Washington, D.C. 20006
Telephone:	(202) 292-1635
FAX:	(301) 841-0345
E-Mail:	DVollmer@EagleBankCorp.com

[Sweetgreen – signature page to A&R Credit Agreement]

EXHIBITS

Exhibit A – Form of Amended and Restated Trademark Security Agreement

Exhibit B – Form of Amended and Restated Revolving Promissory Note

Exhibit C – Form of Delayed Draw Term Loan Note

Exhibit D – Form of Revolving Facility Borrowing Certificate

Exhibit E – Form of Unconditional Secured Guaranty and Pledge Agreement

Exhibit F – Form of Solvency Certificate

Exhibit G – Form of Term Loan Borrowing Certificate

Exhibit H – Form of Officer’s Certificate

Exhibit I – Form of Compliance Certificate

SCHEDULES

Schedule 2.3 – Accounts

Schedule 7.2 – Consents, Approvals, Authorizations

Schedule 7.3 – Capitalization; Subsidiaries

Schedule 7.4A – Real Property

Schedule 7.4B – Deposit and Investment Accounts

Schedule 7.6 – Litigation

Schedule 7.8 – Taxes

Schedule 7.11 – Intellectual Property

Schedule 7.15 – Indebtedness

Schedule 7.16 – Transactions with Affiliates

Schedule 7.17 – Insurance Policies

Schedule 7.18A – Names of Borrower

Schedule 7.18B – Location of Offices

Schedule 7.18C – Location of Collateral

Schedule 10.4 – Permitted Indebtedness

Schedule 10.5 – Permitted Liens

ANNEX I

FINANCIAL COVENANTS

Liquid Assets

As of the last Business Day of each calendar quarter, on a consolidated basis, Borrower shall have liquidity (defined as total cash and Cash Equivalents on hand plus the Facility Cap minus all outstanding Advances) which liquidity amount shall be no less than the “trailing 90-day cash burn”. “Trailing 90 day cash burn” shall mean the difference between (i) total cash and Cash Equivalents on hand plus the Facility Cap minus all outstanding Advances on the first Business Day of the applicable calendar quarter, and (ii) total cash and Cash Equivalents on hand plus the Facility Cap minus all outstanding Advances on the last Business Day of the applicable calendar quarter, minus any increase in accounts payable (or plus any decrease in accounts payable), in each case, calculated as the difference in outstanding accounts payable as of the first Business Day of the applicable calendar quarter and as of the last Business Day of the applicable calendar quarter. Cash capital raised in connection with the issuance or any debt or equity during the applicable calendar quarter shall not be included as cash on hand for any portion of this covenant calculation.

Annex I-1

FIRST AMENDED AND RESTATED REVOLVING CREDIT, DELAYED DRAW

TERM LOAN AND SECURITY AGREEMENT

between

SWEETGREEN, INC.

as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors

and

EAGLEBANK

as Lender

$45,000,000 Senior Secured Credit Facilities

Dated as of

December 14, 2020

FIRST AMENDED AND RESTATED REVOLVING CREDIT, DELAYED DRAW

TERM LOAN AND SECURITY AGREEMENT

	7.2	Loan Documents	35
	7.3	Subsidiaries, Capitalization and Ownership Interests	36
	7.4	Properties	36
	7.5	Other Agreements	37
	7.6	Litigation	37
	7.7	Hazardous Materials	37
	7.8	Tax Returns; Governmental Reports	38
	7.9	Financial Statements and Reports	38
	7.10	Compliance with Law	38
	7.11	Intellectual Property	39
	7.12	Licenses and Permits; Labor	39
	7.13	No Default	39
	7.14	Disclosure	39
	7.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	40
	7.16	Other Agreements	40
	7.17	Insurance	40
	7.18	Names; Location of Offices, Records and Collateral	40
	7.19	Lien Perfection and Priority	40
	7.20	Investment Company Act	41
	7.21	Regulations T, U and X	41
	7.22	Survival	41

VIII.	AFFIRMATIVE COVENANTS		41
	8.1	Financial Statements, Reports and Other Information	41
	8.2	Payment of Obligations	42
	8.3	Conduct of Business and Maintenance of Existence and Assets	43
	8.4	Compliance with Legal and Other Obligations	43
	8.5	Insurance	43
	8.6	True Books	44
	8.7	Inspection; Periodic Audits	44
	8.8	Further Assurances; Post Closing	44
	8.9	Payment of Indebtedness	45
	8.10	Lien Searches	45
	8.11	Use of Proceeds	45
	8.12	Taxes and Other Charges	45
	8.13	Deposit and Collateral Accounts	46
	8.14	[RESERVED]	46
	8.15	[RESERVED]	46

IX.	[RESERVED]		46

X.	NEGATIVE COVENANTS		46
	10.1	Dispositions	46
	10.2	Changes in Business, Management, Control or Business Locations	47
	10.3	Mergers or Acquisitions	47

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	10.4	Indebtedness	47
	10.5	Encumbrance	47
	10.6	Maintenance of Collateral Accounts	48
	10.7	Distributions; Investments	48
	10.8	Transactions with Affiliates	48
	10.9	[RESERVED]	49
	10.10	Compliance	49
	10.11	Use of Proceeds	49
	10.12	Anti-Terrorism	49

XI.	EVENTS OF DEFAULT		49

XII.	RIGHTS AND REMEDIES AFTER DEFAULT		52
	12.1	Rights and Remedies	52
	12.2	Application of Proceeds	53
	12.3	Rights of Lender to Appoint Receiver	53
	12.4	Rights and Remedies not Exclusive	54
	12.5	Standards for Exercising Remedies	54

XIII.	WAIVERS AND JUDICIAL PROCEEDINGS		55
	13.1	Waivers	55
	13.2	Delay; No Waiver of Defaults	55
	13.3	Jury Waiver	56

XIV.	EFFECTIVE DATE AND TERMINATION		56
	14.1	Effectiveness and Termination	56
	14.2	Survival	56

XV.	MISCELLANEOUS		57
	15.1	Governing Law; Jurisdiction; Service of Process; Venue	57
	15.2	Successors and Assigns; Participations; New Lenders	57
	15.3	Application of Payments	59
	15.4	Indemnity	59
	15.5	Notice	59
	15.6	Severability; Captions; Counterparts; Facsimile Signatures	60
	15.7	Expenses	60
	15.8	Entire Agreement	61
	15.9	Lender Approvals	61
	15.10	Confidentiality and Publicity	61
	15.11	Patriot Act Verification	62
	15.12	Setoff	62
	15.13	Reaffirmation and No Novation	63
	15.14	Agreement Controls	63

	EXHIBITS		1
	SCHEDULES		2
	ANNEX I		1

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EXHIBIT A

FORM OF AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT

THIS AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of December 14, 2020, by and between SWEETGREEN, INC., a Delaware corporation (the “Company”), in favor of EAGLEBANK (the “Lender”) is entered into pursuant to the A&R Credit Agreement referred to below.

R E C I T A L S

A. The Company and the Lender are parties to that certain Revolving Credit and Security Agreement, dated as of December 6, 2017, as amended on June 8, 2020 and on September 23, 2020 (the “Original Credit Agreement”), pursuant to which the Lender provided a revolving credit facility (the “Revolving Facility”) to the Company.

B. The Company and the Lender entered into that certain Trademark Security Agreement, dated as of December 6, 2017 (the “Original Trademark Security Agreement”), pursuant to which the Company granted to the Lender a first priority security interest in the Trademark Collateral (as defined in the Original Trademark Security Agreement).

C. The Company, the Lender and the entities that become parties thereto as guarantors (each, a “Guarantor” and, collectively, the “Guarantors”) entered into that certain First Amended and Restated Revolving Credit, Delayed Draw Term Loan and Security Agreement, dated as of the date hereof (the “A&R Credit Agreement”), pursuant to which the Company and the Lender amended and restated the Original Credit Agreement in order to, inter alia, reflect an increase to the Current Facility Cap and to reflect the addition of the Term Loan.

D. In order to secure Obligations under the A&R Credit Agreement, the Company has granted to the Lender a security interest and lien in and to all of the Company’s assets, including, without limitation, all patents, trademarks, trademark registrations, trade names, copyrights, all applications therefor and all other intellectual or proprietary rights or interests of any kind, nature or description whatsoever.

E. One of the requirements of the A&R Credit Agreement and the other Loan Documents (as such term is defined in the A&R Credit Agreement) is that the Company shall have executed and delivered this Agreement to the Lender.

NOW, THEREFORE, in consideration of the Revolving Facility and the Term Loan Commitment, the mutual promises and understandings of the Company and the Lender set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company covenants unto and agrees with the Lender as follows:

1. Defined Terms. Capitalized terms used but not elsewhere defined in this Agreement shall have the respective meanings ascribed to such terms in the A&R Credit Agreement. The term “Trademarks” shall mean any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (a) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 1 attached hereto, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (d) the right to sue for past, present and future infringements and dilutions thereof, (e) the goodwill of the Company’s business symbolized by the foregoing or connected therewith, and (f) all of the Company’s rights corresponding thereto throughout the world. Notwithstanding the foregoing, the Trademarks do not include any intent-to-use trademarks prior to the filing of an amendment to allege use of the trademark under 15 U.S.C. 1051(c) or the filing of a verified statement of use under 15 U.S.C. 1051(d) with the United States Patent and Trademark Office.

2. Grant Of Security Interest In Trademark Collateral. To secure the Obligations, the Company hereby grants to the Lender a continuing first priority security interest (subject only to Permitted Liens that are permitted to have superior priority to Lender’s Lien) in all of the Company’s right, title and interest in, to and under the following, whether presently existing or hereafter created or acquired (collectively, the “Trademark Collateral”):

(a) each Trademark listed on Schedule 1 annexed hereto, together with any reissues, continuations or extensions thereof, and all of the goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(b) all products and proceeds of the foregoing, including, without limitation, any claim by the Company against third parties for past, present or future (i) infringement or dilution of any Trademark or (ii) injury to the goodwill associated with any Trademark.

3. Agreement; Security Agreement. The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Lender pursuant to the A&R Credit Agreement. The Company hereby acknowledges and affirms that the rights and remedies of the Lender with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the A&R Credit Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

4. Authorization To Supplement. With the Company’s prior written consent, the Lender may modify this Agreement by amending Schedule I to include any future United States registered trademarks therefor of the Company (other than intent-to-use trademarks prior to the filing of an amendment to allege use of the trademark under 15 U.S.C. 1051(c) or the filing of a verified statement of use under 15 U.S.C. 1051(d) with the United States Patent and Trademark Office). Notwithstanding the foregoing, no failure to so modify this Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Lender’s continuing security interest in all Trademark Collateral, whether or not listed on Schedule I.

5. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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6. Severability. In the event and to the extent that any provision hereof shall be deemed to be invalid or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall to such extent be construed as not containing such provision, but only as to such locations where such law or interpretation is operative, and the invalidity or unenforceability of such provision shall not affect the validity of any remaining provisions hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect. In the event of a conflict between this Agreement and the A&R Credit Agreement, this Agreement shall govern.

7. Assignments. This Agreement shall create a continuing lien on and security interest in the Trademark Collateral and shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Lender and its successors and permitted assigns.

8. Governing Law. This Agreement, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Maryland.

9. Reaffirmation and No Novation. The Company, by its signature below, hereby (a) affirms and confirms its grant of security interests and other commitments and obligations, as applicable, under the Original Credit Agreement, and the Loan Documents as defined therein, and (b) confirms and agrees that all of its commitments and obligations, as applicable, under the Original Credit Agreement and the Loan Documents as defined therein, shall continue to be in full force and effect following the effectiveness of this Agreement, as the same may be further amended and restated. This Agreement shall not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement and the Loan Documents defined therein or discharge or release the Liens or any other security therefor or any guarantee thereof. Nothing herein contained or any return of and/or notation as “Replaced” on any Loan Documents shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement and the Loan Documents defined therein or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement or in any other document contemplated hereby or thereby or any return of and/or notation as “Replaced” on any Loan Documents shall be construed as a release or other discharge of Borrower or any Guarantor under the Loan Documents from any of their respective obligations and liabilities thereunder except as may be contemplated by this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Agreement is signed and given under seal as of the date first written above and it is intended that this Agreement is and shall constitute and have the effect of a sealed instrument according to law.

SWEETGREEN, INC.

By:
Name:	Mitch Reback
Its:	Chief Financial Officer
Attention:	3000 S. Robertson Blvd. Los Angeles, California 90034
E-Mail:	mitch.reback@sweetgreen.com

EAGLEBANK

By:
Name:	Deirdre E. Vollmer
Its:	Vice President
Attention:	2001 K Street NW Washington, D.C. 20006
Telephone:	(202) 292-1635
FAX:	(301) 841-0345
E-Mail:	DVollmer@EagleBankCorp.com

SCHEDULE 1

[Omitted]

EXHIBIT B

FORM OF AMENDED AND RESTATED REVOLVING PROMISSORY NOTE

Up to $35,000,000	December 14, 2020

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to EagleBank, or its successors or registered assigns (“Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate principal amount of each Advance (as defined in the Credit Agreement) from time to time made by Lender to Borrower under that certain First Amended and Restated Revolving Credit, Delayed Draw Term Loan and Security Agreement, dated as of December 14, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among Sweetgreen, Inc., a Delaware corporation, certain Subsidiaries party thereto, and Lender up to a maximum amount of Thirty-Five Million and no/100 Dollars ($35,000,000) and including all other amounts constituting Obligations of Borrower under the Credit Agreement. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made as provided in the Credit Agreement. If any amount is not paid in full when due hereunder and under the Credit Agreement (whether at maturity, by reason of acceleration or otherwise), such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment and during the pendency of any proceeding commenced under any Debtor Relief Law) computed at the Default Rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in and issued pursuant to the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Advances made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Advances and payments with respect thereto; provided that the failure by Lender to make any such notations shall not affect any of Borrower’s obligations in respect of this Note.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

No delay or omission on the part of Lender or any holder hereof in exercising its rights under this Note, or delay or omission on the part of Lender, or any holder of this Note, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of Lender or any holder hereof, nor shall any waiver by Lender, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The effect of this Note is to amend and restate that certain Revolving Promissory Note dated as of December 6, 2017 made by Borrower to Lender in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000) (the “2017 Note”). This Note shall constitute a modification of the terms of the 2017 Note and evidences the same indebtedness that existed under the 2017 Note. Borrower and Lender agree and acknowledge that any and all rights, remedies and payment provisions under the 2017 Note, as hereby amended and restated, shall continue and survive the execution and delivery of this Note. Borrower and Lender further agree and acknowledge that any and all amounts owing or otherwise due under or pursuant to the 2017 Note immediately prior to the effectiveness of this Note shall be owing and otherwise due pursuant to this Note. All references to the 2017 Note in any agreement, instrument or document executed or delivered in connection herewith or therewith or in connection with the Credit Agreement shall be deemed to refer to this Note, as the same may be amended, restated, supplemented or otherwise modified from time to time. Nothing expressed or implied in this Note or in any other document contemplated hereby or thereby or any return of and/or notation as “Replaced” on any Loan Documents shall be construed as a release or other discharge of Borrower or any Guarantor under the Loan Documents from any of their respective obligations and liabilities thereunder.

The provisions of Sections 13.3 and 15.1 of the Credit Agreement relating to governing law, jurisdiction, jury trial waiver and venue are hereby incorporated by reference herein, mutatis mutandis.

This Note shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to its choice of law provisions.

Prior to signing this Note, Borrower has read and understood all the provisions of this Note and the Credit Agreement, including the variable interest rate provisions contained therein. Borrower agrees to the terms of this Note and the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Note is signed and given under seal as of the date first written above and it is intended that this Note is and shall constitute and have the effect of a sealed instrument according to law.

SWEETGREEN, INC.

By:
Name:	Mitch Reback
Title:	Chief Financial Officer
Address for Notices:
3000 S. Robertson Blvd.
Los Angeles, California 90034

[Signature Page to Amended and Restated Revolving Promissory Note]

EXHIBIT C

FORM OF DELAYED DRAW TERM LOAN NOTE

Up to $10,000,000.00	December 14, 2020

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to EagleBank, or its successors or registered assigns (“Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate principal amount of each Term Loan Advance (as defined in the Credit Agreement) from time to time made by Lender to Borrower under that certain First Amended and Restated Revolving Credit, Delayed Draw Term Loan and Security Agreement, dated as of December 14, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among Sweetgreen, Inc., a Delaware corporation, certain Subsidiaries party thereto, and Lender up to a maximum amount of Ten Million and no/100 Dollars ($10,000,000) and including all other amounts constituting Term Loan Obligations of Borrower under the Credit Agreement. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Borrower promises to pay interest on the unpaid principal amount of each Term Loan Advance from the date of such Term Loan Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made as provided in the Credit Agreement. If any amount is not paid in full when due hereunder and under the Credit Agreement (whether at maturity, by reason of acceleration or otherwise), such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment and during the pendency of any proceeding commenced under any Debtor Relief Law) computed at the Default Rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in and issued pursuant to the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loan Advances made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Term Loan Advances and payments with respect thereto; provided that the failure by Lender to make any such notations shall not affect any of Borrower’s obligations in respect of this Note.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

No delay or omission on the part of Lender or any holder hereof in exercising its rights under this Note, or delay or omission on the part of Lender, or any holder of this Note, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of Lender or any holder hereof, nor shall any waiver by Lender, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The provisions of Sections 13.3 and 15.1 of the Credit Agreement relating to governing law, jurisdiction, jury trial waiver and venue are hereby incorporated by reference herein, mutatis mutandis.

This Note shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to its choice of law provisions.

Prior to signing this Note, Borrower has read and understood all the provisions of this Note and the Credit Agreement, including the variable interest rate provisions contained therein. Borrower agrees to the terms of this Note and the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Note is signed and given under seal as of the date first written above and it is intended that this Note is and shall constitute and have the effect of a sealed instrument according to law.

SWEETGREEN, INC.

By:

Name: Mitch Reback
Title: Chief Financial Officer
Address for Notices:
3000 S. Robertson Blvd.
Los Angeles, California 90034

[Signature Page to Delayed Draw Term Loan Note]

EXHIBIT D

Form of

REVOLVING FACILITY BORROWING CERTIFICATE

Date: [DATE]

To EagleBank

Ladies and Gentlemen:

1. Reference is made to that certain First Amended and Restated Revolving Credit, Delayed Draw Term Loan and Security Agreement, dated as of December 14, 2020 (as amended, amended and restated, extended, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”) by and among you, the undersigned and the entities that become parties thereto as guarantors pursuant to Section 4.1(g) of the Credit Agreement. All capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

2.	The undersigned hereby requests an Advance

(a) On [DATE] (a Business Day) (the “Borrowing Date”).

(b) In the amount of $ [AMOUNT].

3.	Please remit funds to: [INSERT REMITTANCE INSTRUCTIONS].

4.	The undersigned hereby certifies that:

(a) Except as set forth in the Perfection Certificate or the Schedules, all representations and warranties made by any Loan Party contained in the Credit Agreement or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Borrowing Date (except where such representations and warranties expressly refer to a specific date, in which case such representations and warranties were true and correct in all material respects as of such referenced date).

(b) No Default or Event of Default has occurred or is continuing or will exist after giving effect to the Advance hereunder on the Borrowing Date.

(c) The borrowing requested herein complies with Section 2.3 of the Credit Agreement.

(d) The aggregate outstanding principal amount of Advances made under the Credit Agreement as of the date hereof prior to giving effect to the Advance requested hereunder is $____________.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Revolving Facility Borrowing Certificate is signed and given under seal as of the date first written above and it is intended that this Revolving Facility Borrowing Certificate is and shall constitute and have the effect of a sealed instrument according to law.

SWEETGREEN, INC.

By:
Name:	Mitch Reback
Its:	Chief Financial Officer

[Signature Page to Revolving Facility Borrowing Certificate]

EXHIBIT E

Form of

UNCONDITIONAL SECURED GUARANTY AND PLEDGE

AGREEMENT

This UNCONDITIONAL SECURED GUARANTY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of December 14, 2020 by each of the entities listed on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantor”) in favor of EagleBank (“Lender”).

For and in consideration of all extensions of credit, loans and other financial accommodations provided by Lender to Sweetgreen, Inc., a Delaware corporation (“Borrower”), which loans were and will be made pursuant to a First Amended and Restated Revolving Credit, Delayed Draw Term Loan and Security Agreement among Borrower, Lender, Guarantor and the entities that become parties thereto as guarantors, dated as of December 14, 2020, as amended from time to time, and any and all modifications, extensions or renewals thereof (the “Credit Agreement”), Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment of all amounts Borrower owes Lender arising under the Credit Agreement and documents, instruments and agreements executed in connection therewith, as amended from time to time (collectively, the “Loan Documents”), and Borrower’s performance of the Credit Agreement and the other Loan Documents according to their terms. Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Credit Agreement.

SECTION 1 - GUARANTEE

1.1 Upon the occurrence and during the continuance of an Event of Default, Guarantor shall upon demand by Lender immediately pay all amounts due thereunder (including, without limitation, all principal, interest and fees) and satisfy all of Borrower’s payment obligations under the Loan Documents (“Guarantor Obligations”).

1.2 The obligations hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor in the first instance as a primary obligation of Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Guarantor’s liability under this Agreement is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents.

1.3 Guarantor authorizes Lender, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend or otherwise change the terms of the Loan Documents or any part thereof; (b) take security for the payment due under this Agreement or the Loan Documents; (c) exchange, enforce, waive or release any such security; and (d) apply any security and direct its sale as Lender, in its discretion, chooses.

1.4 Guarantor waives any right to require Lender to (a) proceed against Borrower or any other Person; (b) proceed against or exhaust any security held from Borrower or any other Person; or (c) pursue any other remedy in Lender’s power whatsoever. Lender may, at its election, exercise, decline or fail to exercise, any right or remedy it may have against Borrower or any security held by Lender, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantor hereunder. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or by reason of the cessation from any cause whatsoever of the liability of Borrower or any other guarantor. Guarantor waives any setoff, defense or counterclaim that Borrower may have against Lender. Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all Obligations (other than contingent indemnity obligations for which no claim has been asserted) have been paid in full (i) Guarantor shall not exercise right of subrogation or reimbursement for claims arising out of or in connection with this Agreement, (ii) Guarantor shall not exercise right of contribution or other similar rights against Borrower, (iii) Guarantor waives any right to enforce any remedy that Lender now has or may hereafter have against Borrower and (iv) Guarantor waives all rights to participate in any security now or hereafter held by Lender. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Agreement and of the existence, creation or incurrence of new or additional Indebtedness. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any Indebtedness or nonperformance of any obligation of Borrower, warrants to Lender that it will keep so informed, and agrees that absent a request for particular information by Guarantor, Lender shall have no duty to advise Guarantor of information known to Lender regarding such condition or any such circumstances.

1.5 Guarantor and, by its acceptance of this Agreement, Lender hereby confirm that it is the intention of all such Persons that this Agreement and the Guarantor Obligations not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the Guarantor Obligations. To effectuate the foregoing intention, Lender and Guarantor hereby irrevocably agree that the Guarantor Obligations at any time shall be limited to the maximum amount as will result in the Guarantor Obligations not constituting a fraudulent transfer or conveyance.

1.6 If Borrower becomes insolvent, is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future Debtor Relief Law of any applicable jurisdiction, or if such a petition is filed against Borrower, and in any such proceeding some or all of any Indebtedness or obligations under the Credit Agreement are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Lender upon the insolvency, bankruptcy or reorganization of a Borrower or any other Guarantor or otherwise, as though such payment had not been made.

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SECTION 2 - GRANT OF SECURITY INTEREST

2.1 To secure the payment and performance of all of the Guarantor Obligations when due, Guarantor hereby grants Lender, a continuing security interest in, and pledges to Lender, the Collateral (as defined in the Credit Agreement), wherever located, whether now owned or hereafter acquired or arising, together with all Guarantor’s books relating to the Collateral, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to the replacements, products, proceeds and insurance proceeds of any or all of the foregoing. Guarantor represents, warrants and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral. If Guarantor shall acquire a material commercial tort claim, Guarantor shall promptly notify Lender in a writing signed by Guarantor of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, the Collateral does not include (i) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Guarantor of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (ii) any intent-to-use trademarks at all times prior to the filing of an amendment to allege use of the trademark under 15 U.S.C. 1051(c) or the filing of a verified statement of use under 15 U.S.C. 1051 (d) with the United States Patent and Trademark Office or (iii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of the UCC); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Lender hereunder and become part of the “Collateral.”

2.2 Guarantor hereby authorizes Lender to file financing statements, without notice to Guarantor, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition or pledge of the Collateral, by either Guarantor or any other Person, shall be deemed to violate the rights of Lender under the UCC. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

SECTION 3 - PLEDGE

3.1 As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all the Guarantor Obligations, Guarantor hereby pledges to Lender, and grants to Lender, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a) the shares of capital stock or other equity securities of the entities listed on Exhibit A attached hereto, now owned or hereafter acquired (whether in connection with any recapitalization, reclassification or reorganization of the capital of such entities or any

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successors in interest thereto) by Guarantor (the “Pledged Shares”), together with all proceeds and substitutions thereof, all cash, stock and other monies and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing. On the date hereof, any certificate or certificates representing the Pledged Shares (to the extent such Pledged Shares are certificated) will be delivered to Lender, accompanied by an instrument of assignment duly executed in blank by Guarantor. To the extent required by the terms and conditions governing the Pledged Shares, Guarantor shall cause the books of each entity whose Pledged Shares are part of the Pledged Collateral and any transfer agent to reflect the pledge of the Pledged Shares. Upon the occurrence and during the continuance of an Event of Default, Lender may effect the transfer of any securities included in the Pledged Collateral (including but not limited to the Pledged Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee;

(b) all voting trust certificates held by Guarantor evidencing the right to vote any Pledged Shares subject to any voting trust and

(c) all additional shares and voting trust certificates of the entities listed on Exhibit A from time to time acquired by Guarantor in any manner (which additional shares shall be deemed to be part of the Pledged Shares), and any certificates representing such additional shares (to the extent such additional shares are certificated), and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

Notwithstanding the foregoing, the Pledged Collateral does not include more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Guarantor of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

3.2 Guarantor agrees to pay prior to delinquency all taxes, charges, Liens and assessments, in each case imposed by any Governmental Authority, against the Pledged Collateral, except those with respect to which the amount or validity is being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP have been provided on the books of Guarantor, and upon the failure of Guarantor to do so, contemporaneous with written notice thereof from Lender to Guarantor, Lender at its option may pay any of them.

3.3 In the event that during the term of this Agreement, any reclassification, readjustment or other change is declared or made in the capital structure of the issuer of the Pledged Shares, all new, substituted and additional shares, options or other securities, issued or issuable to Guarantor by reason of any such change or exercise shall be delivered to and held by Lender under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

3.4 So long as no Event of Default is continuing, Guarantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.

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SECTION 4 - REPRESENTATIONS AND WARRANTIES

4.1 Guarantor hereby represents and warrants to Lender that, except as set forth in the Perfection Certificate:

(a) The execution, delivery and performance by Guarantor of this Agreement has been duly authorized, and does not (i) conflict with any of such Guarantor’s organizational documents; (ii) contravene, conflict with, constitute a default under or violate any Requirement of Law; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Guarantor or any of its property or assets may be bound or affected; (iv) require any action by, filing, registration, or qualification with, or consent, approval or authorization of any Governmental Authority (except such Governmental consents, approvals or authorizations which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Guarantor is bound. Guarantor is not in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a Material Adverse Effect;

(b) Guarantor has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Guarantor has no deposit accounts other than, the deposit accounts, if any, (i) described in the Perfection Certificate delivered to Lender in connection herewith, (ii) used exclusively for payroll, payroll taxes and other employee wage and benefit and payments to or for the benefit of Guarantor’s employees; (iii) used exclusively for store operations; or (iv) of which the Guarantor has given Lender notice and, if requested by Lender, taken such actions as are necessary to give Lender a perfected security interest therein. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral are maintained at locations other than as provided in the Perfection Certificate or as permitted in the Credit Agreement. Guarantor is the sole owner of the Intellectual Property which it owns or purports to own except for (A) non-exclusive licenses granted to its customers and other third parties in the ordinary course of business, (B) over-the-counter software that is commercially available to the public and (C) material Intellectual Property licensed to Guarantor and noted on the Perfection Certificate or as otherwise disclosed to Lender in writing from time to time. To Guarantor’s knowledge, no part of the Intellectual Property which Guarantor owns or purports to own and which is material to Guarantor’s business has been judged invalid or unenforceable, in whole or in part. To the best of Guarantor’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect;

(c) Other than those listed on the Perfection Certificate, there is no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Guarantor (i) that challenges the validity of any of the Loan Documents, or to enjoin the right of such Guarantor to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) that would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Effect or (iii) that would reasonably be likely to result in any Change of Control;

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(d) Guarantor is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Guarantor is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Guarantor has complied in all material respects with the Federal Fair Labor Standards Act. None of Guarantor nor any of their Subsidiaries are a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Guarantor has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a Material Adverse Effect. None of Guarantor or any of their Subsidiaries’ properties or assets have been used by Guarantor or any of their Subsidiaries or, to the best of Guarantor’s knowledge, by previous Persons, in disposing, producing, storing, treating or transporting any Hazardous Substances other than legally. Guarantor and their Subsidiaries have obtained all consents, approvals and authorizations of made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

(e) Guarantor has timely filed all required U.S. federal income tax returns and all other material foreign, state and local tax returns and reports (or appropriate extensions), and Guarantor has timely paid all U.S. federal income taxes and all material foreign, state and local taxes, assessments, deposits and contributions owed by Guarantor. Guarantor may defer payment of any contested taxes, provided that Guarantor (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, any material proceedings and (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Guarantor has no knowledge of any claims or adjustments proposed for any of Guarantor’s prior tax years which could result in a material amount of additional taxes becoming due and payable by Guarantor. Guarantor has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Guarantor has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any material liability of Guarantor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

(f) Guarantor’s obligations hereunder are not subject to any offset or defense against Lender or Borrower of any kind;

(g) Guarantor is, at the time of delivery of the Pledged Shares, if any, to Lender hereunder, the sole holder of record and the sole beneficial owner of the Pledged Collateral, free and clear of any Lien thereon or affecting title thereto, except for the Lien created by this Agreement and Permitted Liens;

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(h) none of the Pledged Shares have been transferred in violation of applicable federal or state securities, or similar laws, which such transfer may be subject to in the United States or any applicable jurisdiction;

(i) all of the Pledged Shares (other than with respect to non-wholly owned Subsidiaries and joint ventures), and to Guarantor’s knowledge, all of the Pledged Shares with respect to non-wholly owned Subsidiaries and joint ventures, have been duly authorized, validly issued, fully paid and are non-assessable;

(j) to Guarantor’s knowledge, (i) there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Pledged Shares; and (ii) the Pledged Shares are not the subject of any present or threatened in writing suit, action, arbitration, administrative or other proceeding, and Guarantor knows of no reasonable grounds for the institution of any such proceedings;

(k) no consent, approval, authorization or other order of any Person and no consent or authorization of any Governmental Authority is required to be made or obtained which has not yet been made or obtained by Guarantor either (i) for the pledge by Guarantor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Guarantor; or (ii) for the exercise by Lender of the voting or other rights provided for in this Agreement or the remedies with respect to the Pledged Collateral pursuant to this Agreement, except, in the case of clause (i) and (ii), as (x) may be required in connection with such disposition by laws affecting the offer and sale of securities generally or the applicable organizational documents and (y) by the laws of the United States and any applicable foreign jurisdiction;

(l) the pledge, grant of a security interest in, and delivery of the Pledged Collateral pursuant to this Agreement, will create a valid first priority Lien on and in the Pledged Collateral, and the proceeds thereof, securing the payment of the Guarantor Obligations;

(m) No Guarantor (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2 or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order; and

(n) Guarantor is in compliance, in all material respects, with the Patriot Act.

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SECTION 5

COVENANTS

5.1 Each Guarantor covenants and agrees to the following:

(a) Guarantor shall, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

(b) Within forty-five (45) days after the Guarantor forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Effective Date, Guarantor shall (i) cause such new Material Subsidiary to become a Guarantor hereunder by executing a Joinder Agreement in the form attached hereto as Exhibit B, together with such appropriate financing statements and/or a n y Control Agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien in and to the assets of such newly formed or acquired Material Subsidiary), (ii) provide to Lender appropriate certificates and powers, if applicable, and financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary, in form and substance satisfactory to Lender and (iii) provide to Lender all other documentation reasonably requested by Lender in connection with the foregoing in form and substance satisfactory to Lender. Any document, agreement or instrument executed or issued pursuant to this Section 5.1(b) shall be a Loan Document.

(c) Guarantor shall provide Lender with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.2 So long as Lender has any commitment to make Loans to any Borrower under the Credit Agreement or any Borrower has any Obligations (other than contingent indemnity obligations for which no claim has been asserted) outstanding under the Loan Documents, Guarantor agrees that Guarantor, upon obtaining any shares of capital stock or other equity securities that should be pledged pursuant to Section 3.1 of this Agreement, shall promptly deliver to Lender a duly executed Pledge Supplement in substantially the form of Exhibit C attached hereto (a “Pledge Supplement”) identifying such additional shares of capital stock or other equity securities. Guarantor hereby authorizes Lender to attach each Pledge Supplement to this Agreement and agrees that all shares of capital stock or other equity securities listed thereon shall for all purposes hereunder constitute Pledged Collateral.

5.3 Guarantor shall not create, incur, allow or suffer any Lien on any of its property, including without limitation its intellectual property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Guarantor or any of its Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering Guarantor’s or any Subsidiary’s Intellectual Property.

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SECTION 6 - EVENTS OF DEFAULT

6.1 Upon the occurrence and during the continuation of an Event of Default, Lender shall have all of the rights of a secured party under the UCC with respect to the Collateral. Guarantor’s obligations hereunder are not limited to the Collateral or any exercise by Lender of rights and remedies against the same, and Lender may pursue any other available rights and remedies against Guarantor, whether hereunder, at law or otherwise, without resort to the Collateral if Lender deems it in its best interests to do so.

6.2 During the existence and continuation of an Event of Default, Lender may, to the extent permitted by applicable law, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Lender in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Lender may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker’s board or securities exchange, either for cash or upon credit or for future delivery, provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933, as amended (the “Act”), and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Lender and Guarantor hereby agree that such private sale shall be at a purchase price mutually agreed to by Lender and Guarantor or, if the parties cannot agree upon a purchase price, then at a purchase price established by Lender in the exercise of its reasonable discretion. Lender shall be under no obligation to delay the sale of any of the Pledged Shares for the period of time necessary to permit Guarantor to register such securities for public sale under the Act, or under applicable state securities laws, even if Guarantor would agree to do so. Lender may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Guarantor or right of redemption. To the extent permitted by applicable law, demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived. Any sale hereunder may be conducted by any officer or agent of Lender.

6.3 The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Lender from or on account of such Pledged Collateral shall be applied by Lender to the payment of expenses incurred or paid by Lender in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys’ fees or expenses mentioned herein, and to the payment of the Obligations or any part hereof, all in such order and manner as Lender in its discretion may determine.

6.4 Upon the transfer by Lender of all or any part of the Obligations pursuant to the terms of the Credit Agreement, Lender may transfer all or any part of the Pledged Collateral to the transferee of the Obligations and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Lender hereunder with respect to such Pledged Collateral so transferred; but with respect to any Pledged Collateral not so transferred, Lender shall retain all rights and powers hereby given.

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SECTION 7 - MISCELLANEOUS

7.1 Guarantor agrees to pay reasonable attorneys’ fees and all other out of pocket costs and expenses which may be incurred by Lender in the enforcement of this Agreement. No terms or provisions of this Agreement may be changed, waived, revoked or amended without Lender’s and Guarantor’s prior written consent. Should any provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Agreement embodies the entire agreement between the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parole or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. Lender may not assign this Agreement, except to an Eligible Assignee or with the consent of Borrower, in which case such assignment shall not in any way affect Guarantor’s liability under it. This Agreement shall inure to the benefit of Lender and its successors and permitted assigns. This Agreement is in addition to the guaranties of any other guarantors of the Obligations.

7.2 This Agreement shall be governed by and construed under the laws of the State of Maryland, without giving effect to conflicts of laws principles thereof that would result in the application of any Requirement of Law of any other jurisdiction. Each of Guarantor and Lender hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the State of Maryland; provided that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender or Guarantor, as the case may be

(b) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court described in clause (a) above;

(c) waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by any such court described in clause (a);

(d) waives personal service of the summons, complaints and other process issued in such action or suit described above in this Section 7.2 and agrees that service of such summons, complaints and other process may be made by registered or certified mail addressed to Guarantor, at the addresses set forth on the signature page hereto and that service so made shall be deemed completed upon the earlier to occur of Guarantor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid; and

(e) TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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This Section 7.2 shall survive the termination of this Agreement.

7.3 This Agreement may be executed in counterpart signature pages, all of which taken together shall be deemed to be one original of this instrument. Delivery of an executed counterpart to this Agreement by facsimile or electronic mail shall be effective as a manually executed counterpart to this Agreement.

7.4 Lender hereby notifies the Guarantor that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of each Guarantor and other information that will allow Lender to identify such Guarantor in accordance with the Patriot Act, and each Guarantor agrees to provide, or cause each Material Subsidiary to provide, such information from time to time to Lender. As required by federal regulation, the Loan is contingent upon satisfactory verification of identity of the signatories.

7.5 Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to Guarantor, any such notice being expressly waived by Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by Lender and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Guarantor against any and all of the Obligations when due of Loan Parties now or hereafter existing to Lender, whether direct or indirect, absolute or contingent, matured or unmatured.

[Signatures begin on next page.]

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IN WITNESS WHEREOF, this Unconditional Secured Guaranty and Pledge Agreement is signed and given under seal as of the date first written above and it is intended that this Unconditional Secured Guaranty and Pledge Agreement is and shall constitute and have the effect of a sealed instrument according to law.

[GUARANTOR]
a [________________________]

By:
Name:
Title:
Address:

[Signature Page to Unconditional Secured Guaranty and Pledge Agreement]

Exhibit A

Pledged Shares

ISSUER	NUMBER OF SHARES, UNITS OR MEMBERSHIP INTERESTS ISSUED	NUMBER OF SHARES, UNITS OR MEMBERSHIPS OWNED BY GUARANTOR	PERCENTAGE PLEDGED	CERTIFICATED YES/NO	CERTIFICATE NUMBER	CERTIFICATE DELIVERED YES/NO

Exhibit B

Form of Joinder Agreement

[See attached.]

JOINDER

AGREEMENT

This JOINDER AGREEMENT, dated as of [                ], is executed and delivered by [                ] (the “Additional Guarantor”), in favor of EagleBank (“Lender”) party to that certain First Amended and Restated Revolving Credit, Delayed Draw Term Loan and Security Agreement, dated as of December 14, 2020 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Sweetgreen, Inc., a Delaware corporation (“Borrower”), Lender and the entities that become parties thereto as guarantors pursuant to Section 4.1(g) of the Credit Agreement. All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.

RECITALS

WHEREAS, in connection with the Credit Agreement, certain guarantors (“Guarantor”) have entered into that certain Unconditional Secured Guaranty and Pledge Agreement, dated _________________, 2020 , in favor of Lender, (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Guaranty and Pledge Agreement”);

WHEREAS, Guarantor is required to cause the Additional Guarantor to become a party to the Guaranty and Pledge Agreement to grant in favor of Lender the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement to become a party to the Guaranty and Pledge Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Guaranty and Pledge Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor (a) hereby becomes a party to the Guaranty and Pledge Agreement as a “Guarantor” thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder, and (b) hereby grants to Lender, as security for the Obligations, a security interest in all of the Additional Guarantor’s right, title and interest in any and to all Collateral (as defined in the Guaranty and Pledge Agreement) of the Additional Guarantor, in each case whether now owned or hereafter acquired or in which the Additional Guarantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Guaranty and Pledge Agreement. The Additional Guarantor hereby represents and warrants that, except as set forth in the Perfection Certificate, each of the representations and warranties contained in Section 4 of the Guaranty and Pledge Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date); provided, further, that Borrower or Additional Guarantor may update or supplement information in the Perfection Certificate to the extent necessary to make such representations and warranties true, accurate, and complete in all material respects.

2. Pledged Shares. Exhibit A to the Guaranty and Pledge Agreement is hereby amended and restated in its entirety and replaced with Exhibit A attached hereto.

3. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

4. Loan Document. This Joinder Agreement shall constitute a Loan Document under the Loan Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Joinder Agreement is signed and given under seal as of the date first written above and it is intended that this Joinder Agreement is and shall constitute and have the effect of a sealed instrument according to law.

[ADDITIONAL GUARANTOR]

By:

Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT A

REPLACEMENT SCHEDULE TO UNCONDITIONAL SECURED GUARANTY

AND PLEDGE AGREEMENT

Exhibit C

Pledge Supplement

EXHIBIT F

Form of

SOLVENCY CERTIFICATE

[Omitted]

EXHIBIT G

Form of

TERM LOAN BORROWING CERTIFICATE

[Omitted]

Schedules

[Omitted]